                                                                     EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT


                                     AMONG


                              NURSEFINDERS, INC.,

                       AMEDISYS STAFFING SERVICES, INC.,

                        AMEDISYS NURSING SERVICES, INC.,

                          AMEDISYS HOME HEALTH, INC.,

                                      AND

                                 AMEDISYS, INC.


                         DATED AS OF SEPTEMBER 21, 1998

                               TABLE OF CONTENTS

                                                        PAGE

ARTICLE I PURCHASE AND SALE OF ASSETS..................    1

 1.1    Transfer of Purchased Assets...................    1
 1.2    Assets Not Being Transferred...................    3
 1.3    Instruments of Conveyance and Transfer, Etc....    3
 1.4    Further Assurances.............................    4
 1.5    Nonassignability of Assets.....................    4

ARTICLE II ASSUMED OBLIGATIONS; EXCLUDED OBLIGATIONS...    5

 2.1    Liabilities Being Assumed at Closing...........    5
 2.2    Liabilities Not Being Assumed..................    6
 2.3    Instrument of Assumption.......................    6

ARTICLE III PURCHASE PRICE.............................    6

 3.1    Purchase Price.................................    6
 3.2    Payment of Purchase Price at Closing...........    6
 3.3    Post-Closing Adjustment of Purchase Price......    7

ARTICLE IV THE CLOSING.................................    8

ARTICLE V REPRESENTATIONS AND WARRANTIES OF
                    THE SELLERS AND THE PARENT.........    8

 5.1    Organization, Power, Authority and Good
        Standing.......................................    8
 5.2    Authority; Authorization, Execution and
        Delivery; Enforceability.......................    9
 5.3    Consents.......................................    9
 5.4    Subsidiaries; Investments......................   10
 5.5    Financial Information..........................   10
 5.6    Absence of Undisclosed Liabilities.............   10
 5.7    Absence of Changes.............................   10
 5.8    Title to Assets, Properties and Rights and
        Related Matters................................   11
 5.9    Real Property-Owned or Leased..................   12
 5.10   Intellectual Property..........................   13
 5.11   Agreements, No Defaults, Etc...................   13
 5.12   Litigation, Etc................................   15
 5.13   Compliance with Laws...........................   15
 5.14   Environmental Matters..........................   16
 5.15   Brokers........................................   17
 5.16   Related Party Transactions.....................   17
 5.17   Labor  Relations; Employees....................   17
 5.18   Accounts and Notes Receivable..................   17
 5.19   Accounts and Notes Payable.....................   17
 5.20   Bank Accounts; Powers of Attorney..............   18

 5.21   Suppliers and Vendors..........................   18
 5.22   Customers......................................   18
 5.23   Conflicts of Interest..........................   18
 5.24   Disclosure.....................................   18
 5.25   Certain Additional Regulatory Matters..........   19
 5.26   Compliance; Fraud and Abuse and Stark Law......   20
 5.27   Medicaid and Third Party Payor Programs;
        Licensure, etc.................................   20
 5.28   Physician Relationships........................   21
 5.29   Other Relationships............................   21

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF
                               THE PURCHASER...........   21

 6.1    Organization; Corporate Authority..............   21
 6.2    Authority; Authorization; Execution and
        Delivery; Enforceability; No Conflict..........   21
 6.3    Consents.......................................   22

ARTICLE VII COVENANTS AND AGREEMENTS...................   22

 7.1    Access to Records and Properties...............   22
 7.2    Conduct of the Business........................   23
 7.3    Efforts to Consummate..........................   23
 7.4    Proprietary Information........................   24
 7.5    Notice of Prospective Breach...................   24
 7.6    Public Announcements...........................   24
 7.7    Exchange Proceeds..............................   24
 7.8    Noncompetition Covenant of Sellers.............   24
 7.9    Louisiana Noncompetition.......................   25
 7.10   Non-Interference with Hiring...................   25
 7.11   Allocation of the Purchase Price...............   26
 7.12   Contingent Payment.............................   26
 7.13   Use of Intellectual Property, Shared Assets....   26
 7.14   Joint Services; Payment for Joint Services.....   27
 7.15   Landlord Consents..............................   27

ARTICLE VIII CLOSING CONDITIONS........................   28

 8.1    Conditions to Each Party's Obligations.........   28
 8.2    Conditions to Obligations of the Purchaser.....   28
 8.3    Conditions to Obligations of the Sellers.......   30

ARTICLE IX INDEMNIFICATION.............................   31

 9.1    Generally......................................   31
 9.2    Assertion  of  Claims..........................   32
 9.3    Notice and Defense of Third Party Claims.......   32
 9.4    Survival  of  Representations  and  Warranties.   33
 9.5    Limitations on Indemnification.................   33

ARTICLE X TERMINATION; EFFECT OF TERMINATION...........   34

 10.1   Termination....................................   34
 10.2   Effect of Termination..........................   35

ARTICLE XI MISCELLANEOUS PROVISIONS....................   35

 11.1   Amendment......................................   35
 11.2   Entire  Agreement..............................   35
 11.3   Severability...................................   35
 11.4   Benefits of Agreement..........................   36
 11.5   Expenses; Brokers Fees.........................   36
 11.6   Remedies.......................................   36
 11.7   Notices........................................   36
 11.8   Counterparts...................................   37
 11.9   Governing  Law.................................   37
 11.10  Independence of Covenants and Representations
        and Warranties.................................   38
 11.11  Interpretation; Construction...................   38

                        ANNEXES, SCHEDULES AND EXHIBITS

ANNEXES

Annex I                      Certain Definitions

SCHEDULES

Schedule 1.1(a)(i)       -   Accounts Receivable
Schedule 1.1(a)(ii)      -   Locations of Business
Schedule 1.1(a)(iv)      -   Fixed Assets
Schedule 1.1(a)(vii)     -   Assigned Contracts
Schedule 1.1(a)(viii)    -   Licenses, Permits and Authorizations
Schedule 1.1(a)(x)       -   Telephone Numbers
Schedule 1.2(a)          -   Benefit Plans
Schedule 2.1(a)(ii)      -   Assumed Liabilities
Schedule 5.1             -   Organization, Power, Authority and Good Standing
Schedule 5.2             -   No Conflicts, Defaults
Schedule 5.3             -   Consents
Schedule 5.4             -   Subsidiaries; Investments
Schedule 5.5             -   Financial Information
Schedule 5.6             -   Disclosed Liabilities
Schedule 5.7             -   Absence of Changes
Schedule 5.8             -   Encumbrances
Schedule 5.9(a)          -   Real Property
Schedule 5.9(b)          -   Real Property Notices
Schedule 5.9(c)          -   Leased Property Notices
Schedule 5.10(a)         -   Licensed Requisite Rights
Schedule 5.10(a)(iii)    -   Intellectual Property Right Judgment
Schedule 5.10(b)         -   Patents, Trademarks and Service marks
Schedule 5.11            -   Contracts
Schedule 5.12(a)         -   Pending Litigation
Schedule 5.12(b)         -   Resolved Litigation
Schedule 5.13            -   Compliance with Laws
Schedule 5.14(a)         -   Environmental Laws - Violations
Schedule 5.14(b)         -   Previous Facilities - Environmental Compliance
Schedule 5.16            -   Related Transactions
Schedule 5.20            -   Bank Accounts; Powers of Attorney
Schedule 5.27            -   Medicaid and Third Party Report Actions
Schedule 5.28            -   Financial Relationships with Referring Physicians

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Schedule 6.1             -   Qualified to Do Business
Schedule 7.9             -   Louisiana Patients

EXHIBITS

Exhibit A                -   Form of Bill of Sale
Exhibit B                -   Form of Assumption Agreement
Exhibit C                -   Form of Escrow Agreement
Exhibit D                -   Form of Sub-Contract Agreement
Exhibit E                -   Form of Statement of Allocation
Exhibit F                -   Form of Software License Agreement

                             INDEX OF DEFINED TERMS

     The following capitalized terms, which may be used in more than one Section or other location of this Agreement, are defined in the following Sections or other locations

                                                        SECTION OR
                 TERM                                 OTHER LOCATION
                 ----                                 --------------

Acquisition Proposal.......................................Annex I
Affiliate..................................................Annex I
Agreement....................................................11.11
Annual Financial Statements..............................5.5(a)(i)
Best Knowledge...............................................11.11
Business Day...............................................Annex I
Business..................................................Preamble
Capital Leases.............................................Annex I
Charter Documents..........................................Annex I
Closing Date............................................Article IV
Closing.................................................Article IV
Code.......................................................Annex I
Commitments.................................................1.5(a)
Competing Business.........................................7.12(b)
Contract...................................................Annex I
Control....................................................Annex I
Covered Properties.........................................5.14(b)
Encumbrances...............................................Annex I
Environmental, Health and Safety Laws......................Annex I
ERISA......................................................Annex I
Exchange Proceeds..............................................7.8
Excluded Assets.............................................1.2(b)
Funded Indebtedness........................................Annex I
GAAP.......................................................Annex I
Governmental Entity........................................Annex I
Guaranty...................................................Annex I
Indemnified Persons........................................Annex I
Indemnifying Persons.......................................Annex I
Intellectual Property Rights...............................Annex I
Interests...................................................1.5(a)
Latest Balance Sheet....................................5.5(a)(ii)
Latest Balance Sheet Date...............................5.5(a)(ii)
Law........................................................Annex I

Leased Property.............................................5.9(a)
Liability..................................................Annex I
Licensed Requisite Rights...............................5.10(a)(i)
Litigation Expense.........................................Annex I
Losses.....................................................Annex I
Louisiana Patient...........................................7.9(b)
Material Adverse Change.....................................5.7(i)
Orders.....................................................Annex I
Owned Requisite Rights..................................5.10(a)(i)
Parent.....................................................Caption
Permits....................................................Annex I
Permitted Encumbrances.....................................Annex I
Person.....................................................Annex I
Proceedings................................................Annex I
Purchase Price.................................................3.1
Purchaser Indemnified Persons..............................Annex I
Purchaser Indemnifying Persons.............................Annex I
Purchaser Losses...........................................Annex I
Purchaser..................................................Caption
Related Documents...........................................8.2(h)
Requisite Rights........................................5.10(a)(i)
Securities Act.............................................Annex I
Securities.................................................Annex I
Seller Indemnified Persons.................................Annex I
Seller Indemnifying Persons................................Annex I
Seller Losses..............................................Annex I
Sellers....................................................Caption
Shared Assets...............................................1.2(a)
Special Tax Losses.........................................Annex I
Tax Return.................................................Annex I
Tax(es)....................................................Annex I
Third Party Claim..............................................9.3

                                       ASSET PURCHASE AGREEMENT dated as of
                              September 21, 1998, by and among NURSEFINDERS, INC., a Texas corporation (the "Purchaser"), AMEDISYS STAFFING SERVICES, INC., a Louisiana corporation, f/k/a Analytical Medical Enterprises, Inc. ("Staffing"), AMEDISYS NURSING SERVICES, INC., a Louisiana corporation f/k/a Nursing Enterprises, Inc. d/b/a Amedisys Professional Staffing ("Nursing"), AMEDISYS HOME HEALTH, INC., a Louisiana corporation ("Amedisys Health", each of Staffing, Nursing and Amedisys Health, a "Seller" and, collectively, the "Sellers") and AMEDISYS, INC., a Delaware corporation (the "Parent").

                                    PREAMBLE

          The Sellers are engaged in the business (the "Business") of providing supplemental home health care and medical staffing for third party customers. The Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, certain specified assets of the Sellers, subject to the Purchaser's assumption of certain specified liabilities of the Sellers, all on the terms and subject to the conditions contained in this Agreement. Certain capitalized terms used in this Agreement are defined on ANNEX I attached hereto.

          ACCORDINGLY, in consideration of the premises and the mutual representations hereinafter set forth, the parties hereto hereby agree as follows.

                                   ARTICLE I

                          PURCHASE AND SALE OF ASSETS

1.1  TRANSFER OF PURCHASED ASSETS.

          (a) On the terms and subject to the conditions contained in this Agreement, at the Closing the Sellers shall sell, transfer, convey and assign to the Purchaser, free and clear of all Encumbrances, and the Purchaser shall purchase and acquire from the Sellers, all of the Sellers' right, title and interest in and to the assets, properties, interests in properties and rights of the Sellers of every kind and description (other than the Excluded Assets), wherever located, as the same shall exist immediately prior to the Closing, including the following:

            (i) all accounts and notes receivable except for accounts and notes receivable due from the Parent or any Affiliate of the Parent and private-duty Medicaid patients, all of which are identified on SCHEDULE 1.1(a)(i);

            (ii) all on-site computer hardware and software owned by the Sellers and used exclusively in the Business at the locations identified in SCHEDULE 1.1(a)(ii) hereto;

            (iii) all supplies, spare and replacement parts, shipping containers and materials and other materials that relate to, or are used or held for use in connection with, the Business, including all stationery, purchase, sale and service order and other forms, labels, catalogs, brochures, art work, photographs and advertising material;

            (iv) all vehicles, tractors, trailers, machinery, equipment, tooling, furniture, fixtures, leasehold improvements, office equipment, supplies and other items of tangible personal property (the "Tangible Personal Property") listed on SCHEDULE 1.1(a)(iv) hereto;

            (v) all prepaid expenses, advances and deposits (including, without limitation, utility deposits);

            (vi) all books, records, files, lists and other information (whether in hard copy or machine readable form and whether in original or photostatic form (except in the case of computer software, which must be in original form)), including, without limitation, property records, production records, engineering records, purchasing and sales records, personnel and payroll records, accounting records, mailing lists, customer and vendor lists and records and computer programs, records, files and related software and documentation; provided, however, that such information relating to active employee files including payroll and personnel for active branch staff, the Sellers shall keep the original copies, but the Purchaser shall have access to copy such records and will return the originals to the Sellers within thirty
  (30) days of Closing;

            (vii) all rights in, to and under the licenses, contracts, commitments, purchase orders, sales orders, service orders, service or supply agreements, real and personal property leases and other agreements listed on
  SCHEDULE 1.1(a)(vii) (collectively, the "Assigned Contracts");

            (viii) to the extent transferable, all federal, state, local and foreign governmental licenses, permits, authorizations and approvals listed on
  SCHEDULE 1.1(a)(viii);

            (ix) all Requisite Rights and all goodwill associated therewith;

            (x) all interests in and to telephone, telex and telecopier numbers and all listings in all telephone books and directories listed on SCHEDULE 1.1(a)(x); and

            (xi) all other goodwill associated with the Business.

          (b) For convenience of reference, the assets, properties, interests in properties and rights that are to be sold, transferred, conveyed and assigned to the Purchaser by the Sellers at the Closing pursuant to SECTION 1.1(a) are collectively called the "Purchased Assets" in this Agreement.

          (c) Anything contained in this Agreement to the contrary notwithstanding, to the extent that any asset, property, interest in property or right relating to, or used or held for use by the Sellers in the conduct of, the Business is owned by any Shareholder or any other Affiliate of the Sellers, such asset, property, interest in property or right shall be deemed to be a Purchased Asset for all purposes of this Agreement, and the Sellers and the Shareholders shall do, and shall cause any such other Affiliate of the Sellers to do, all things required to be done by the Sellers with respect thereto, including those things set forth in SECTIONS 1.3, 1.4 and 1.5.

1.2  ASSETS NOT BEING TRANSFERRED.

          (a) Anything contained in SECTION 1.1 or elsewhere in this Agreement to the contrary notwithstanding, there are expressly excluded from the Purchased Assets the following:

            (i) the consideration delivered to the Sellers pursuant to this Agreement;

            (ii) the pension, profit sharing or other benefit plans of each Seller listed on SCHEDULE 1.2(a);

            (iii)  all net operating loss carryforwards of each Seller;

            (iv) the minute books, ownership record books and Tax returns, Tax information and Tax records of each Seller;

            (v) the capital stock of or other equity interests in each Seller;

            (vi) all insurance claims relating solely to the other Excluded Assets and the Excluded Obligations;

            (vii) any liabilities with respect to any employees existing prior to the Closing, including, without limitation, the proposed, but unexecuted Employment Agreement, dated January 1, 1998, between the Parent and Mike McCall, an individual; and

            (viii) all assets that are currently used in the Business and are shared with other Affiliates of the Sellers or the Parent and its Affiliates (the "Shared Assets").

          (b) For convenience of reference, any assets of the Sellers which are not included in the Purchased Assets are collectively called the "Excluded Assets" in this Agreement.

1.3  INSTRUMENTS OF CONVEYANCE AND TRANSFER, ETC.

     At the Closing, the Sellers shall deliver to the Purchaser a bill of sale in substantially the form of EXHIBIT A hereto (the "Bill of Sale"), and such other deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer as shall be necessary or desirable to transfer, convey and assign good and marketable title to the Purchased Assets to the Purchaser free and clear of any and all Encumbrances. The Sellers shall take all reasonable legal steps that may be necessary to put the Purchaser in possession and operating control of the Purchased Assets.

1.4  FURTHER ASSURANCES.

     The Sellers shall, at any time and from time to time after the Closing, upon the request of the Purchaser, do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney or assurances as may be reasonably required to transfer, assign, convey, grant and confirm to the Purchaser, or to aid and assist in the collection of or reducing to possession by the Purchaser, of the Purchased Assets, or to vest in the Purchaser good and marketable title to the Purchased Assets as herein provided.

1.5  NONASSIGNABILITY OF ASSETS.

          (a) To the extent that any lease, contract, license, permit, agreement, sales or purchase order, commitment, property interest, qualification or other assets described in this Agreement as being sold, assigned, transferred or conveyed to the Purchaser (the "Commitments") or any claim, right or benefit arising thereunder or resulting therefrom (collectively with the Commitments, the "Interests"), is not capable of being sold, assigned, transferred or conveyed without the approval, consent or waiver of the issuer thereof or the other party thereto, or any third person (including a government or governmental authority), or if such sale, assignment, transfer or conveyance or attempted sale, assignment, transfer or conveyance would be invalid, would destroy or eliminate the Interests related thereto, or would constitute a breach of a Commitment or a violation of any Law, this Agreement shall not constitute a sale, assignment, transfer or conveyance thereof, or an attempted sale, assignment, transfer or conveyance thereof in the absence of such approval, consent or waiver. The obligations of the Purchaser and the Sellers with respect to such Interests will be governed by clause (b) hereof.

          (b) The Parties hereto undertake to co-operate in good faith to ensure that they do such acts and things as may be reasonably necessary to complete the transfer of the Business. At all times after the date of this Agreement, the parties shall do such acts and things as may be reasonably required for the purpose of giving to the Parties hereto the full benefit of all the provisions of this Agreement in respect of the Interests, including using their reasonable best efforts in order that any necessary third party shall execute such documents and do such acts and things as may be reasonably required for such purpose. The Sellers and the Purchaser will use their reasonable best efforts to obtain any consent, substitution, approval or amendment required to novate, reissue or assign all Commitments. If the Sellers or the Purchaser are unable to obtain any such required consent, approval, substitution or amendment, the Sellers (or their Affiliates) shall continue to be bound by such Commitments and, unless not permitted by Law or the terms thereof, the Purchaser (or its Affiliates) shall, as agent for the Sellers (or their Affiliates) or as subcontractor, pay, perform and discharge fully all the obligations of the Sellers (or their Affiliates) thereunder from and after the Closing Date. The Sellers (or their Affiliates) shall, without further consideration, pay and remit to the Purchaser (or its designee) promptly all money, rights and other consideration received in respect of such performance after payment of any taxes, costs or expenses due from the Sellers (or their Affiliates) with respect to such receipt. The Sellers (or their Affiliates) shall exercise their rights and options under all such

Commitments only as reasonably directed by the Purchaser. If and when any such approval, consent or waiver shall be obtained or such Commitment shall otherwise become assignable or able to be novated, the assignment of the Assets and the assumption of the Assumed Liabilities related to such approval, consent or waiver or restriction on assignment and/or assumption shall become effective automatically as of the Effective Time, without further action on the part of the Sellers, the Purchaser or any of their respective Affiliates, and without payment of further consideration. To the extent that the assignment of any Commitment or the proceeds thereof pursuant to this SECTION 1.5 is prohibited by Law, the assignment provisions of this paragraph shall operate to create a subcontract or agency with the Purchaser to perform each relevant, unassignable Commitment, and the subcontract price shall be equal to the money, rights and other consideration received by the Sellers (net of any taxes imposed on the Sellers or any of their Affiliates with respect to such money, rights or other consideration) in respect of the performance by the Purchaser under such subcontract.

                                   ARTICLE II

                   ASSUMED OBLIGATIONS; EXCLUDED OBLIGATIONS

2.1  LIABILITIES BEING ASSUMED AT CLOSING.

          (a) On the terms and subject to the conditions contained in this Agreement, simultaneously with the transfer, conveyance and assignment to the Purchaser of the Purchased Assets, the Purchaser shall assume the following liabilities and obligations of the Sellers:

            (i) trade accounts payable and accrued expenses of the Sellers (A) arising in the ordinary course of business of the Business, consistent with past practice, to the extent reflected on the Latest Balance Sheet or (B) arising in the ordinary course of business of the Business, consistent with past practice, after the Latest Balance Sheet Date and on or prior to the Closing Date;

            (ii) all other liabilities and obligations of the Sellers (A) set forth on SCHEDULE 2.1(a)(ii);

provided, however, that there are expressly excluded from the Assumed Liabilities the following: (1) all liabilities and obligations for Taxes (including, without limitation, any tax liability relating to or arising from the sellers independent contractors) arising on or prior to the Closing Date in connection with the Business of the sellers or any member of the affiliated group, within the meaning of Section 1504 of the Code (as hereinafter defined), excluding the obligation to pay taxes withheld from employees of the Business in the most recent payroll period to the extent reflected on the balance sheet of the Business as of the Closing; (2) all liabilities and obligations of the Sellers owed or payable to their Affiliates, based on or relating to any facts, events or conditions arising or existing on or prior to the Closing Date; (3) all liabilities and obligations of the Sellers based on, relating to or arising or resulting from any breach of contract, warranty, tort, infringement or violation of Law, Permit or Proceeding on or prior to the Closing Date, unless any such liability or obligation described in this clause; and(4) is expressly and specifically disclosed in the Schedules attached to this Agreement (and the Purchaser's assumption thereof pursuant to clause (i), (ii) or (iii) above, as the case may be, shall be limited to the extent of such disclosure).

          (b) For convenience of reference, the foregoing liabilities and obligations of the Sellers being assumed by the Purchaser pursuant to SECTION 2.1(a) are collectively called the "Assumed Liabilities" in this Agreement.

2.2  LIABILITIES NOT BEING ASSUMED.

          (a) ANYTHING CONTAINED HEREIN TO THE CONTRARY NOTWITHSTANDING, EXCEPT FOR THE ASSUMED LIABILITIES, THE PURCHASER SHALL NOT AND DOES NOT ASSUME ANY LIABILITIES OR OBLIGATIONS (FIXED OR CONTINGENT, KNOWN OR UNKNOWN, MATURED OR UNMATURED) OF THE SELLERS WHETHER OR NOT ARISING OUT OF OR RELATING TO THE PURCHASED ASSETS OR THE BUSINESS OR ANY OTHER BUSINESS OF THE SELLERS, ALL OF WHICH LIABILITIES AND OBLIGATIONS SHALL AT AND AFTER THE CLOSING REMAIN THE EXCLUSIVE RESPONSIBILITY OF THE SELLERS.

          (b) For convenience of reference, the liabilities and obligations not being assumed by the Purchaser pursuant to SECTION 2.1(a) of this Agreement are hereinafter collectively called the "Excluded Liabilities" in this Agreement.

2.3  INSTRUMENT OF ASSUMPTION.

     At the Closing, the Purchaser shall deliver to the Sellers an assumption agreement in substantially the form of EXHIBIT B (the "Assumption Agreement").

                                  ARTICLE III

                                 PURCHASE PRICE

3.1  PURCHASE PRICE.

     The aggregate consideration to be paid by the Purchaser to the Sellers for the Purchased Assets (the "Purchase Price") shall be SEVEN MILLION TWO HUNDRED THOUSAND DOLLARS ($7,200,000) which shall be payable in accordance with SECTION 3.2.

3.2  PAYMENT OF PURCHASE PRICE AT CLOSING.

     At the Closing, (a) SIX MILLION FOUR HUNDRED AND EIGHTY THOUSAND DOLLARS ($6,480,000) of the Purchase Price shall be paid by the Purchaser to the Sellers by wire transfer of immediately available funds to the account designated by the Sellers and (b) SEVEN HUNDRED AND TWENTY THOUSAND DOLLARS ($720,000) of the Purchase Price shall be deposited by the Purchaser into an escrow account (the "Escrow Account") to be established in accordance with the terms of an escrow agreement in the form of EXHIBIT C hereto, to be held in such account for a period of 90 days (as adjusted in accordance with SECTION 5.18) from the Closing (the "Purchase Price Escrow Agreement"); provided, however, that in the event a claim is made by the Purchaser pursuant to SECTION 3.3 or by any of the Purchaser, the Parent or the Sellers pursuant to ARTICLE IX, such amount shall remain in the Escrow Account pending resolution of such claim.

3.3  POST-CLOSING ADJUSTMENT OF PURCHASE PRICE.

          (a) Within thirty (30) days after the Closing, the Purchasers shall a nationally recognized, "Big-5" accounting firm to conduct an audit of the Sellers and prepare, in consultation with the Sellers and in conformity with GAAP, applied on a basis consistent with the Financial Statements (as defined in SECTION 5.5(a)), and deliver to the Purchaser, an income statement of the Sellers as of the close of business on August 31, 1998 (the "Preliminary Income Statement") with a calculation of net income from operations as of the close of business on August 31, 1998 (the "Preliminary Net Income From Operations"), and deliver its report to the Purchaser and the Sellers as soon after the Closing Date as possible, but in no event later than sixty (60) days after the Closing Date. The costs and expenses of preparing the Preliminary Income Statement and the examination thereof and the report thereon by independent accountants chosen by Purchaser shall be borne by the Purchaser.

          (b) The Sellers shall have thirty (30) days following delivery of the Preliminary Income Statement and the calculation of the Preliminary Net Income From Operations during which to notify the Purchaser of any dispute of any item contained therein, which, shall set forth in reasonable detail the basis for such dispute and shall be accompanied by a certificate of the Sellers' independent auditor that they concur with each of the positions taken by the Sellers in such notice that the Preliminary Income Statement and the calculation of the Preliminary Net Income From Operations was not prepared in accordance with GAAP, applied on a basis consistent with the Annual Financial Statements. During such 30-day period, and during the pendency of any dispute regarding the Preliminary Income Statement and the calculation of the Preliminary Net Income From Operations, the Purchaser shall grant the Sellers and their representatives reasonable access to the books and records of the Purchaser and the accounting personnel of the Purchaser. If the Sellers fail to notify the Purchaser of any dispute within such 30-day period, the Preliminary Income Statement or the calculation of Preliminary Net Income From Operations, as the case may be, shall be the Final Income Statement and the Final Net Income From Operations, and shall be final and binding on the parties. In the event that the Sellers shall so notify the Purchaser of any dispute, the Sellers shall cooperate in good faith to resolve such dispute as promptly as possible.

          (c) If the Purchaser and the Sellers are unable to resolve any such dispute within fifteen (15) days (or such longer period as the Purchaser and the Sellers shall mutually agree in writing) of the Sellers' delivery of such notice, such dispute shall be resolved by a mutually agreeable nationally recognized, independent accounting firm ("Independent Accounting Firm"), and such determination shall be final and binding on the parties. If the Sellers and the Purchaser cannot mutually agree on the identity of the Independent Accounting Firm, then the Sellers and the Purchaser shall each submit to the other party's independent auditor the name of a national accounting firm, and the Independent Accounting Firm shall be selected by lot from those two firms by the independent auditors of the two parties. (If no national accounting firm shall be willing to serve as the Independent Accounting Firm, then an arbitrator shall be selected to serve as such, such selection to be according to the above procedures.) Any expenses relating to the engagement of the Independent Accounting Firm shall be shared equally by the Purchaser and the Sellers. The Independent Accounting Firm shall be instructed to use every reasonable effort to perform its services within fifteen (15) days of submission of the Preliminary Income Statement and the calculation of the Preliminary Net Income From Operations to it and, in any case, as promptly as practicable after such submission. The Final Income Statement and the calculation of Final Net Income From Operations shall then be prepared by the Purchaser and the Sellers based on the determination of the Independent Accounting Firm. The Final Income Statement shall be the Preliminary Income Statement deemed to be final pursuant to clause (b) above or as finally determined by the Independent Accounting Firm pursuant to this clause (c).

          (d) In the event that the Final Net Income From Operations is $300,000 less than $1,197,592, the Purchase Price shall be decreased $4.50 for every dollar by which the Final Net Income From Operations trails $897,592 (such amount, the "Final Closing Adjustment"). The Sellers shall, within ten (10) days after the final determination pursuant to Section 3.3(c) or 3.3(d), make payment to the Purchaser by wire transfer in immediately available funds of the Final Closing Adjustment, together with interest thereon at the reference rate per annum quoted from time to time by Chase Bank One of Texas from the Closing Date to the date of payment.


          (e) Notwithstanding anything in this Section 3.3 to the contrary, in the event that the Final Net Income From Operations is below $1,197,592 solely as a result of inter-company charges for accounting, billing or call center costs, the provisions of this Section 3.3 shall not apply.

                                   ARTICLE IV

                                  THE CLOSING

     The closing (the "CLOSING") of the transactions contemplated by this Agreement shall take place at the offices of the Purchaser, at the address set forth in SECTION 11.7, at 12:01 A.M. on September 21, 1998, or such other place or later date as shall be mutually agreeable to the parties hereto (the "CLOSING DATE"), provided that all of the conditions set forth in ARTICLE VIII have been satisfied or waived (other than those conditions which by their terms are intended to be satisfied at the Closing).

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                         OF THE SELLERS AND THE PARENT

     The Sellers and the Parent represent and warrant to the Purchaser as follows:

5.1  ORGANIZATION, POWER, AUTHORITY AND GOOD STANDING.

     Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted and as presently proposed to be conducted. Each Seller is duly qualified and in good standing to transact business as a foreign Person in those jurisdictions set forth on SCHEDULE 5.1, which constitute all the jurisdictions in which the character of the property owned, leased or operated by each Seller or the nature of the business or activities conducted by each Seller makes such qualification necessary. The Purchaser has been furnished with true, correct and complete copies of the Charter Documents of each Seller, in each case as amended and in effect on and as of the date this representation is being made and is deemed made hereunder. Except as set forth on SCHEDULE 5.1, each Seller has not (i) engaged in any business or activity other than the Business or (ii) used within the last five years any trade name or assumed names other than its corporate name set forth in the caption to this Agreement.

5.2  AUTHORITY; AUTHORIZATION, EXECUTION AND DELIVERY; ENFORCEABILITY.

          (a) Each of the Sellers and the Parent has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and each Related Document to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. Each of the Sellers' and the Parent's execution and delivery of this Agreement and each Related Document to which it is or will be a party, and the performance by the Sellers and the Parent of its obligations hereunder and thereunder, have been duly and validly authorized by all requisite action on the part of the Sellers and the Parent (including its Board of Directors and all committees thereof and its shareholders), and each of this Agreement and the Related Documents to which the Sellers and the Parent is or will be a party has been, or upon the Sellers' and the Parent's execution thereof will be, duly and validly executed and delivered by the Sellers and the Parent and constitutes, or upon the Sellers' or the Parent's execution and delivery thereof will constitute, the valid and binding obligation of the Sellers and the Parent, enforceable against the Sellers and the Parent in accordance with its terms.

          (b) Except as set forth on SCHEDULE 5.2, neither the execution and delivery by the Sellers and the Parent of, nor the performance of its obligations under, this Agreement and each Related Document to which it is or will be a party, nor the consummation of the transactions contemplated hereby or thereby, nor the compliance by the Sellers and the Parent with any of the provisions hereof and thereof, will (i) conflict with, or result in any violation of, or cause a default (with or without notice or lapse of time or both) under, any provision of either of the Sellers' or the Parent's Charter Documents, (ii) conflict with, or result in any violation of, or cause a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, amendment, cancellation or acceleration of any obligations contained in, or the loss of any benefit under, any term, condition or provision of any provision of any Contract to which either of the Sellers or the Parent is a party, or by which either of the Sellers or the Parent or its assets may be bound, or (iii) violate any Law applicable to either of the Sellers or the Parent.

5.3  CONSENTS.

     Except as set forth on SCHEDULE 5.3, no Permit, authorization, consent or approval of or by, or notification of or filing with, any Person (governmental or otherwise) is required for, or as a result of, each of Sellers' or the Parent's execution, delivery and performance of this Agreement and the Related Documents to which it is or will be a party and consummation of the transactions contemplated hereby or thereby.

5.4  SUBSIDIARIES; INVESTMENTS.

     Except as set forth on SCHEDULE 5.4, each Seller does not own or hold, directly or indirectly, any equity interest or debt obligation (excluding accounts receivable arising in the ordinary course of the Business, consistent with past practice) of any other Person.

5.5  FINANCIAL INFORMATION.

          (A) SCHEDULE 5.5 attached hereto contains true, correct and complete copies of the following:

            (i) (A) the balance sheet of the Business as of December 31, 1997, and the related statements of income of the Business for the fiscal year then ended, and (B) the balance sheet of the Business as of December 31, 1996, and the related statements of income of the Business for the fiscal year then ended (all of foregoing in clauses (A) and (B) being hereinafter collectively called the "ANNUAL FINANCIAL STATEMENTS"); and

            (ii) the unaudited balance sheet of the Business as of August 31, 1998 (the "LATEST BALANCE SHEET"; and such date being the "LATEST BALANCE SHEET DATE"), and the unaudited statement of income of the Business for the six-month period then ended (all of the foregoing, including the Latest Balance Sheet, being hereinafter collectively referred to as the "INTERIM FINANCIAL STATEMENTS"; and the Annual Financial Statements and the Interim Financial Statements collectively, the "FINANCIAL STATEMENTS").

          (b) The Financial Statements (i) are true, complete and correct, (ii) fairly present the financial position of the Business as of the dates indicated and the results of operations of the Business for the periods indicated, (iii) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (subject to the exceptions on set forth on SCHEDULE 5.5) and (iv) are in accordance with the books and records of the Business, which have been maintained in a manner consistent with historical practice.

5.6  ABSENCE OF UNDISCLOSED LIABILITIES.

     Except as disclosed on SCHEDULE 5.6, there are no Liabilities of the Business except (i) to the extent expressly reflected or reserved against on the Latest Balance Sheet, (ii) Liabilities under Contracts (except resulting from any breach thereof) and (iii) Liabilities incurred in the ordinary course of business consistent with past practice since the Latest Balance Sheet Date (other than any such Liability arising from breach of contract, breach of warranty, tort, infringement, or violation or Law of Proceedings). Each Seller and the Parent have not, either expressly or by operation of Law, assumed or undertaken any Liability of any other Person, including any obligation for corrective or remedial action relating to Environmental, Health and Safety Laws.

5.7  ABSENCE OF CHANGES.

     Since the Latest Balance Sheet Date, except as set forth on SCHEDULE 5.7, each Seller has operated its respective Business in the ordinary course of business, consistent with past practice, and there has not been:

            (i) any adverse change in the business, operations, assets, condition (financial or otherwise), operating results, liabilities, relations with employees, customers or suppliers, or prospects of such Seller, or any casualty loss or damage to the assets of such Seller, whether or not covered by insurance (a "MATERIAL ADVERSE CHANGE");

            (ii) any declaration, setting aside or payment of any distribution with respect to any shares of capital stock of such Seller, or any direct or indirect redemption, purchase or other acquisition of any thereof, or any other payments of any nature to any Affiliate of such Seller whether or not on or with respect to any shares of capital stock of such Seller owned by such Affiliate (excluding salaries and benefits paid in the ordinary course of business of the Business consistent with past practice);

            (iii) any general uniform increase in the compensation of employees (including any increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) of such Seller, or any increase in any such compensation payable to any officer, director or key employee;

            (iv) any change in the tax or other accounting methods or practices followed by such Seller, any change in the depreciation or amortization policies or rates previously adopted or any write-up of inventory or other assets;

            (v) any change in the manner in which products or services of such Seller are marketed (including any change in prices), any change in the manner in which such Seller extends discounts or credit to customers or any change in the manner or terms by which such Seller collects accounts receivable or otherwise deals with customers;

            (vi) any failure by such Seller to make scheduled capital expenditures or investments or any failure to pay trade accounts payable or any other Liability of such Seller when due; or

            (vii) any agreement, whether in writing or otherwise, to take any of the actions specified in the foregoing CLAUSES (i) through (vi).

5.8  TITLE TO ASSETS, PROPERTIES AND RIGHTS AND RELATED MATTERS.

          (a) The Sellers have good and marketable title (or a valid leasehold interest) to all of the assets, properties and interests in properties, real, personal or mixed, reflected on the Latest Balance Sheet or acquired after the Latest Balance Sheet Date (except for property sold or otherwise disposed of since the Latest Balance Sheet Date in the ordinary course of business of the Business and accounts receivable and notes receivable paid in full subsequent to the Latest Balance Sheet Date), free and clear of all Encumbrances, of any kind or character, except for those Encumbrances set forth on SCHEDULE 5.8 and Permitted Encumbrances. Such assets are in good operating condition and repair (normal wear and tear excepted), are currently used to operate the Business as presently conducted are suitable for the uses for which they are used in the Business, are not subject to any condition which interferes with the economic value or use thereof. With respect to any leased assets, such assets are in such condition as to permit the surrender thereof by the Sellers to the lessors thereunder without any cost or expense for repair or restoration as if the related leases were terminated in the ordinary course of business of the Business. All tangible personal property is located on the premises of the Sellers listed on SCHEDULE 5.9.

5.9  REAL PROPERTY-OWNED OR LEASED.

          (A) SCHEDULE 5.9(a) contains a list of all of the real property owned, leased, subleased or otherwise occupied by the Sellers. The description of each parcel of real property subject to one or more leases (the "LEASED PROPERTY") includes the names of the lessor and the lessee and the basic terms thereof. The real property listed on SCHEDULE 5.9(a) constitutes all real property used or occupied by the Sellers in connection with the Business.

          (b) With respect to the real property, except as set forth on SCHEDULE 5.9(b):

            (i) no portion thereof is subject to any pending condemnation Proceeding or Proceeding by any public or quasi-public authority and, to the Best Knowledge of the Sellers, there is no threatened condemnation or Proceeding with respect thereto;

            (ii) the physical condition of the property is sufficient to permit the continued conduct of the Business as presently conducted and as presently proposed to be conducted, subject to the provision of usual and customary maintenance and repair performed in the ordinary course with respect to similar properties of like age and construction;

            (iii) the Sellers are the fee owner or owner and holder of all the leasehold estates purported to be granted by such leases, as applicable;

            (iv) there are no Contracts, written or oral, to which the Sellers or any Affiliate thereof are a party, granting to any party or parties the right of use or occupancy of any portion of real property;

            (v) there are no parties (other than the Sellers) in possession of the real property; and

            (vi) no notice of any increase in the assessed valuation of any real property and no notice of any contemplated special assessment has been received by the Sellers, and to the Best Knowledge of the Sellers, there is no threatened increase in assessed valuation or threatened special assessment pertaining to any real property.

          (c) Notwithstanding anything contained in SECTION 5.9(b) to the contrary, with respect to the Leased Property, except as set forth on SCHEDULE 5.9(c), the Sellers are the owner and holder of all the leasehold estates purported to be granted by such leases and no notice of any increase in the assessed valuation of the Leased Property and no notice of any contemplated special assessment has been received by each Seller, and to the Best Knowledge of each Seller, there is no threatened increase in assessed valuation or threatened special assessment pertaining to any of the Leased Property.

5.10 INTELLECTUAL PROPERTY.

          (a) Except in each case as set forth on SCHEDULE 5.10(a):

            (i) the Sellers own, have the right to use, sell, license and dispose of, and has the right to bring actions for the infringement of, all Intellectual Property Rights necessary or required for the conduct of the Business (collectively, the "OWNED REQUISITE RIGHTS"), other than those Intellectual Property Rights for which the Sellers have a valid license, all of which are listed on SCHEDULE 5.10(a) (collectively, the "LICENSED REQUISITE RIGHTS"; and together with the Owned Requisite Rights, the "REQUISITE RIGHTS"), and such rights to use, sell, license, dispose of and bring actions are exclusive with respect to the Owned Requisite Rights;

            (ii) the Sellers have not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights of any Person or committed any acts of unfair competition or received from any Person in the past five years any notice, charge, complaint, claim or assertion thereof, and no such claim is impliedly threatened by an offer to license from another Person; and

            (iii) except as set forth on SCHEDULE 5.10(a)(iii), the Sellers have not sent to any Person in the past five years, or otherwise communicated to any Person, any notice, charge, complaint, claim or other assertion of any present, impending or threatened infringement by or misappropriation of, or other conflict with, any Intellectual Property Rights of the Sellers by such other Person or any acts of unfair competition by such other Person, nor, to the Best Knowledge of the Sellers, is any such infringement, misappropriation, conflict or act of unfair competition occurring or threatened.

          (b) SCHEDULE 5.10(b) contains a true and complete list of all applications, filings and other formal actions made or taken pursuant to any Laws by the Sellers to perfect or protect their respective interests in its Intellectual Property Rights, including, all patents, patent applications, trademarks, trademark applications, service marks and service mark applications.

5.11 AGREEMENTS, NO DEFAULTS, ETC.

          (a) SCHEDULE 5.11 contains a true and complete list and brief description of all written and oral Contracts to which the Sellers are a party and (x) which were entered into or made outside the ordinary course of business of the Business, consistent with past practice, or (y) which were entered into or made in the ordinary course of business of the Business, consistent with past practice, and are described in CLAUSES (i) through (xv) of the next sentence this SECTION 5.11. Except as set forth on SCHEDULE 5.11, the Sellers are not a party to any of the following, whether written or oral:

            (i) distributorship, dealer, sales, advertising, agency, manufacturer's representative or other Contract relating to the payment of a commission;

            (ii) Contract for the employment of any officer, employee or consultant or any other type of Contract or understanding with any officer, employee or consultant, including any agreement or understanding relating to severance payments;

            (iii) indenture, mortgage, promissory note, loan agreement, pledge agreement, conditional sale, guarantee or other Contract for the borrowing of money, for a line of credit or for a Capital Lease;

            (iv) Contract for charitable contributions in excess of $5,000 individually or $10,000 in the aggregate;

            (v) Contract for capital expenditures in excess of $5,000 individually or $25,000 in the aggregate;

            (vi) agreement or arrangement for the sale of any assets, properties or rights other than the sale of services or products in the ordinary course of business at normal profit margins;

            (vii) lease or other agreement pursuant to which it is a lessee of or holds or operates any machinery, equipment, motor vehicles, office furniture, fixtures, products, merchandise or other personal property owned by any other Person with a value in excess of $20,000 individually or $50,000 in the aggregate;

            (viii)  Contract with respect to the lending or investing of funds;

            (ix) Contract, in excess of $100,000, with respect to any form of intangible property, including any Intellectual Property Rights;

            (x) Contract which restricts the Sellers from engaging in any aspect of the Business or any other business anywhere in the world;

            (xi) Contract or group of related Contracts with the same Person or group of Affiliated Persons (excluding purchase orders entered into in the ordinary course of business which are to be completed within three months of entering into such purchase orders) for the purchase or sale of products or services under which the undelivered or unperformed balance or portion thereof (including the aggregate undelivered or unperformed balance or portion under any such Contracts between the same Person and the Sellers) has a selling price in excess of $75,000;

            (xii) agreement for the acquisition or disposition of a Person or a division of a Person made within the preceding five years (whether or not such acquisition or disposition was consummated); or

            (xiii)  other Contract material to the Business.

The leases described on SCHEDULE 5.9(a), the licenses described on SCHEDULE 5.10(a), and the Contracts on SCHEDULE 5.18, are incorporated by reference onto
SCHEDULE 5.11.

          (b) All items listed on SCHEDULE 5.11 are in full force and effect, constitute legal, valid and binding obligations of the respective parties thereto, and are enforceable in accordance with their respective terms. The Sellers have performed all of the obligations required to be performed by it to date, and there exists no default, or any event which upon the giving of notice or the passage of time, or both, would give rise to a claim of a default in the performance by the Sellers or, to the Best Knowledge of the Sellers, any other party to any of the foregoing of their respective obligations thereunder. The Purchaser has been furnished with true, complete and correct copies of all written items listed on SCHEDULE 5.11 and SCHEDULE 5.11 (including by incorporated reference) contains complete descriptions of all oral items listed on SCHEDULE 5.11 (including by incorporated reference).

          (c) SCHEDULE 5.11 contains a true and complete list of all Funded Indebtedness of the Sellers and the Parent, all of which is to be repaid in full on or prior to the Closing Date, in each case showing the aggregate principal amount thereof (and the aggregate amount of any undrawn commitments with respect thereto), the name of the lender and the name of the respective borrower and any other Person which directly or indirectly guaranteed such debt.

          (d) The Assigned Contracts are all of the contracts material to the operation of Business.

5.12 LITIGATION, ETC.

          (a) Except as disclosed on SCHEDULE 5.12(a) and except for workers' compensation claims made in the ordinary course of business of the Business and consistent (in frequency and cost) with past practices, there are no (i) Proceedings pending or, to the Best Knowledge of the Sellers, threatened against the Sellers, whether at law or in equity, whether civil or criminal in nature or before or by any Governmental Entity or arbitrator, nor, to the Best Knowledge of the Sellers, does there exist any basis therefor, or (ii) Orders of any Governmental Entity or arbitrator with respect to, involving or against the Sellers. The Sellers have delivered to the Purchaser all material documents and correspondence relating to such matters referred to on SCHEDULE 5.12(a).

          (b) SCHEDULE 5.12(b) lists each matter described in SECTION 5.12(a) that (i) was in existence since the inception of the Sellers and resulted in any criminal sanctions or (ii) was in existence within the last five years and resulted in payments in excess of $50,000 by the Sellers (whether as a result of a judgment, civil fine, settlement or otherwise).

5.13 COMPLIANCE WITH LAWS.

     The Sellers (a) have complied, and is in compliance, in all respects with all Laws, Orders and Permits applicable to it and the Business and (b) have all Permits used or necessary in the conduct of the Business. Such Permits are listed on SCHEDULE 5.13 and are in full force and effect, no violations with respect to any thereof have occurred or are or have been recorded, no Proceeding is pending or, to the Best Knowledge of the Sellers, threatened to revoke or limit any thereof. No investigation or review by any Governmental Entity with respect to the Sellers is pending or, to the Best Knowledge of each Seller, threatened, nor has any Governmental Entity notified the Sellers of its intention to conduct the same. To the Best Knowledge of the Sellers, there is no proposed change in any applicable Law which would require the Sellers to obtain any Permits not set forth on SCHEDULE 5.13 in order to conduct the Business as presently conducted and as presently proposed to be conducted. The Sellers have not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any Liability or disadvantage which may be material to its business, financial condition, operations, property or affairs. The Sellers are not aware of any proposed Law which would prohibit or restrict the Sellers from, or otherwise materially adversely affect the Sellers in, conducting the Business in any jurisdiction in which it is now conducting business or which it currently proposes to conduct business.

5.14 ENVIRONMENTAL MATTERS.

          (a) Except as set forth on SCHEDULE 5.14(a), none of the Sellers or their Affiliates, nor any of their respective predecessors, has received any written or oral notice, report or other information (i) regarding any actual or alleged violation of any Environmental, Health and Safety Laws, or any Liabilities, including any investigatory, remedial or corrective obligations, relating to the Sellers, the Business or the Sellers' current or former owned or leased properties or operations or (ii) that the Sellers are potentially responsible under any Environmental, Health and Safety Laws for response costs, corrective action or natural resource damages, as those terms are defined under the Environmental, Health and Safety Laws, at any location.

          (b) SCHEDULE 5.14(b) sets forth a complete and accurate list of all properties and facilities previously owned, leased or operated by the Sellers or any of their respective predecessors, (together with the Leased Properties, the "COVERED PROPERTIES"). There has been no release, discharge, spill, or disposal of any substance at any of the Covered Properties so as to give rise to Liability of the Sellers under any Environmental, Health and Safety Laws.
Except as set forth on SCHEDULE 5.14(b), neither is there now, nor has there ever been, any asbestos-containing material in any form or condition, underground storage tanks, above-ground storage tanks, landfill, waste pile, surface impoundment, or article or equipment containing polychemical biphenyls on or at any of the Covered Properties.

          (c) None of the Sellers or their Affiliates, nor any of their respective predecessors, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, or owned or operated any property (and no such property is contaminated by any such substance) in a manner that has given or would give rise to Liabilities pursuant to any Environmental, Health and Safety Laws, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damage or attorney fees, or any investigative, corrective or remedial obligations pursuant to any Environmental, Health and Safety Laws.

          (d) No facts, events or conditions relating to the past or present operations of the Sellers or their Affiliates, nor any of their respective predecessors or any of the Covered Properties will prevent continued compliance by the Sellers with any Environmental, Health and

Safety Laws, or give rise to any investigatory, remedial or corrective obligations pursuant to any Environmental, Health and Safety Laws, or give rise to any other Liabilities pursuant to Environmental Health and Safety Laws, including any relating to on-site or off-site releases or threatened releases of materials, substances or wastes, personal injury, property damage or natural resources damage.

          (e) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement or any of the Related Documents will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Laws.

          (f) The Sellers have provided the Purchaser with correct and complete copies of all reports and studies within the possession or control of the Sellers with respect to past or present environmental conditions or events at any of the Covered Properties and to the Best Knowledge of the Sellers there are no other environmental reports or studies with respect thereto.

5.15 BROKERS.

     The Sellers have not employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

5.16 RELATED PARTY TRANSACTIONS.

     Except as set forth on SCHEDULE 5.16, and except for compensation to bona-fide employees of the Sellers for services rendered in the ordinary course of business, no current or former Affiliate of the Sellers or any "Associate" (as defined in the rules promulgated under the Securities Exchange Act of 1934, as amended) of any thereof, is now, or has been during the last five fiscal years,
(i) party to any transaction or Contract with the Sellers (including any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such Affiliate or Associate), or (ii) the direct or indirect owner of an interest in any Person which is a present or potential competitor, supplier or customer of the Sellers (other than non-affiliated holdings in publicly held companies).

5.17 LABOR  RELATIONS; EMPLOYEES.

     As of the Closing, there are no liabilities or obligations with respect to any employee of the Business, including, without limitation, any liabilities with respect to ERISA.

5.18 ACCOUNTS AND NOTES RECEIVABLE.

     Ninety (90) percent of all accounts receivable reflected on the books and records of the Seller as of the Closing will be collected within ninety (90) days of the Closing; provided, however, that in the event that such accounts receivable are not collected within such period, the Escrow Agreement shall be extended for an additional term of (ninety) 90 days from the expiration of such original ninety (90) day term in an amount not to exceed the guaranteed amount of uncollected accounts receivable referred to above.

5.19 ACCOUNTS AND NOTES PAYABLE.

     There are no accounts payable that are past due.

5.20 BANK ACCOUNTS; POWERS OF ATTORNEY.

     SCHEDULE 5.20 sets forth a true and complete list of (i) all bank accounts and safe deposit boxes of the Sellers and all persons who are signatories thereunder or who have access thereto and (ii) the names of all persons, firms, associations, corporations or business organizations holding general or special powers of attorney from the Sellers and a summary of the terms thereof (excluding ministerial powers of attorney granted to representatives of the Sellers which are terminable at will).

5.21 SUPPLIERS AND VENDORS.

     Except in the ordinary course of business, no material supplier or vendor to the Sellers has canceled or otherwise terminated, or, to the Best Knowledge of the Sellers, threatened to cancel or otherwise terminate, its relationship with the Sellers or has decreased, limited or otherwise modified, or to the Best Knowledge of the Sellers, threatened to decrease, limit or otherwise modify, the services, supplies or materials it provides to the Sellers.

5.22      CUSTOMERS.

     No customer of the Sellers, to whom more than $50,000 of annual sales are attributable, has notified the Sellers that it intends, or, to the Best Knowledge of the Sellers, has threatened, to terminate or materially curtail its relationship and dealings with the Sellers.

5.23 CONFLICTS OF INTEREST.

     Neither the Sellers, nor any officer, employee, agent or other Person acting on behalf of the Sellers has directly or indirectly, given or agreed to give any money, gift or similar benefit (other than legal price concessions to customers in the ordinary course of business) to any customer, supplier, employee or agent of a customer or supplier, or official or employee of any Governmental Entity or other Person who was, is, or may be in a position to help or hinder the business of the Sellers (or assist in connection with any actual or proposed transaction) that (i) might subject the Sellers to any damage or penalty in any Proceeding, (ii) if not given in the past, would have resulted in a Material Adverse Change, or (iii) if not continued in the future, could reasonably be expected to result in a Material Adverse Change. There is not now, and there has never been, any employment by the Sellers of, or beneficial ownership in the Sellers by, any governmental or political official in any jurisdiction in which the Sellers have conducted or proposes to conduct business.

5.24 DISCLOSURE.

     This Agreement, including the schedules, attachments or exhibits hereto does not contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein, taken as a whole, in light of the circumstances in which they were made, not misleading. There is no fact that has not been disclosed to the Purchaser of which the Sellers are aware and which constitutes or could reasonably be anticipated to result in a Material Adverse Change.

5.25 CERTAIN ADDITIONAL REGULATORY MATTERS.

     As to the Business, none of the Sellers, or the officers, directors, or employees or agents of the Sellers, and, to the Best Knowledge of the Sellers, none of the Persons who provide professional services under agreements with any of the Sellers as agents of the Sellers have engaged in any activities on behalf of the Sellers which constitute violations of, or are cause for imposition of civil penalties upon the Sellers or mandatory or permissive exclusion of the Sellers from Medicare or Medicaid, under (S)(S) 1320a-7, 1320a-7a, 1320a-7b, or 1395nn of Title 42 of the United States Code, the federal Civilian Health and Medical Plan of the Uniformed Services statute ("CHAMPUS"), or the regulations promulgated pursuant to such statutes or regulations or related state or local statutes or which constitute material violations of or material deficiencies under the standards of any private accrediting organization from which the Sellers seek accreditation, including the following activities:

          (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

          (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

          (c) presenting or causing to be presented a claim for reimbursement under CHAMPUS, Medicare, Medicaid or any other State Health Care Program or Federal Health Care Program that is (i) for an item or service that the Person presenting or causing to be presented knows or should know was not provided as claimed, or (ii) for an item or service and the Person presenting knows or should know that the claim is false or fraudulent;

          (d) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind (i) in return for referring, or to induce the referral of, an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by CHAMPUS, Medicare or Medicaid, or any other State Health Care Program or any Federal Health Care Program, or (iii) in return for, or to induce, the purchase, lease, or order, or the arranging for or recommending of the purchase, lease, or order, of any good, facility, service, or item for which payment may be made in whole or in part by CHAMPUS, Medicare or Medicaid or any other State Health Care Program or any Federal Health Care Program; or

          (e) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to (i) the conditions or operations of a facility in order that the facility may qualify for CHAMPUS, Medicare, Medicaid or any other State Health Care Program certification or any Federal Health Care Program certification, or
(ii) information required to be provided under (S) 1124(A) of the Social Security Act ("SSA") (42 U.S.C. (S) 1320a-3).

5.26 COMPLIANCE; FRAUD AND ABUSE AND STARK LAW.

          (a) Each Seller and each of Sellers' medical directors, nurses, licensed employees and other individuals providing patient care services have complied with all applicable laws, rules, regulations and licensing requirements, including, without limitation, the Federal Environmental Protection Act, the Occupational Safety and Health Act, the Americans with Disabilities Act and any environmental laws and medical waste laws, federal and state health care reimbursement and licensure laws, and there exist no violations by any Seller or any medical director, nurse, licensed employee or other individual providing patient care services on behalf of such Seller of any federal, state or local law or regulation. The Sellers have not received any notice of a violation of any federal, state and local laws, regulations and ordinances relating to the operations of the business and assets of the Sellers and no notice of any pending inspection or violation of any such law, regulation or ordinance has been received by the Sellers.

          (b) Each Seller and all persons and entities providing professional services for such Seller's business have not, to the knowledge of such Seller, engaged in any activities which are prohibited under (S)(S) 1320a-7, 1320a-7a, 1320a-7b or (S) 1395nn of Title 42 of the United States Code or the regulations promulgated thereunder, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct including, but not limited to, the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment, (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment, (iii) any failure by a claimant to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with the intent to fraudulently secure such benefit or payment, (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate) directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay or receive such remuneration (a) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (b) in return for purchasing, leasing or ordering or arranging for, or recommending, purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid, or (v) referring a patient for designated health services to or providing designated health services to a patient upon referral from an entity or person with which the physician or an immediate family member has a financial relationship, and to which no exception under (S) 1395nn of Title 42 of the United States Code applies.

5.27 MEDICAID AND THIRD PARTY PAYOR PROGRAMS; LICENSURE, ETC.

     Each Seller, and each of the Sellers' medical directors, nurses, licensed employees and other individuals providing patient care services on behalf of such Seller is qualified, credentialed and licensed for participation in the provision of staffing services, Medicaid, Medicaid waiver or other third party payor programs and as otherwise required under applicable state law, and each is required to be so qualified, credentialed and licensed prior to providing patient care services on behalf of such Seller. Each Seller is party to provider agreements for programs which are in full force and effect with no defaults having occurred thereunder. Each Seller has timely filed all claims or other reports required to be filed with respect to the purchase of services by third-party payors, and all such claims or reports are complete and accurate, and has no liability to any payor with respect thereto. Except as set forth on
SCHEDULE 5.27 there are no pending appeals, overpayment determinations, adjustments, challenges, audit litigation or notices of intent to open Medicaid, Medicaid waiver or other third party payor claim determinations or other reports required to be filed by any Seller. No Seller, nor any medical director, nurse, licensed employee or other individual providing patient care services on behalf of such Seller has been convicted of, or pled guilty or nolo contendere to, patient abuse or negligence, or any other Medicaid program or federal or state health care related offense and none has committed any offense which may serve as the basis for suspension or exclusion from the Medicaid programs.

5.28 PHYSICIAN RELATIONSHIPS.

     Except as disclosed on SCHEDULE 5.28, the Sellers do not have any "financial relationship" with any "referring physician" or an immediate family member of such physician, within those terms' meanings under 42 U.S.C sec. 1395nn.

5.29 OTHER RELATIONSHIPS.

     The Seller does not have any lease, services agreement or other arrangement with any hospital, physician or any other entity that violates SSA sec. 1128B(b).

                                  ARTICLE VI

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser represents and warrants as of the date hereof and as of the Closing Date as follows:

6.1  ORGANIZATION; CORPORATE AUTHORITY.

     The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite power and authority (corporate or otherwise) to own, lease and operate its assets and properties and to carry on its business as presently conducted and as presently proposed to be conducted. The Purchaser is duly qualified and in good standing to transact business as a foreign Person in those jurisdictions set forth on SCHEDULE 6.1, which constitute all the jurisdictions in which the character of the property owned, leased or operated by the Purchaser or the nature of the business or activities conducted by the Purchaser makes such qualification necessary. The Sellers have been furnished with true, correct and complete copies of the Purchaser's Charter Documents, in each case as amended and in effect on the date hereof.

6.2  AUTHORITY; AUTHORIZATION; EXECUTION AND DELIVERY; ENFORCEABILITY; NO
CONFLICT.

     The Purchaser has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and each Related Document to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser of this Agreement and each Related Document to which it is or will be a party, and performance of its obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate action on the part of the Purchaser and its shareholders. This Agreement and each Related Document to which the Purchaser is or will be a party has been or upon the execution thereof will be, duly and validly executed and delivered by the Purchaser, and constitutes, or upon its execution and delivery will constitute, a valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms. Neither the Purchaser's execution and delivery of, and performance of its obligations under, this Agreement and each Related Document to which it is or will be a party, nor the consummation of the transactions contemplated hereby and thereby will (i) conflict with or result in any violation or breach of, any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default under, or give rise to any right of termination, cancellation or acceleration or result in the creation of any Encumbrance upon any of the assets or properties of the Purchaser under provision of the Purchaser's Charter Documents or any Contract to which the Purchaser is a party or by which it or any of its assets or properties is or may be bound or (ii) violate, or result in the creation of an Encumbrance upon any of the Purchaser's assets as a result of, any Law applicable to the Purchaser or any of its properties or assets.

6.3  CONSENTS.

     No Permit, authorization, consent or approval of or by, or notification of or filing with, any Person (governmental or otherwise) is required in connection with the execution, delivery and performance by the Purchaser of this Agreement or the Related Documents to which the Purchaser is or will be a party or the consummation of the transactions contemplated hereby or thereby (other than those that have been or will timely be obtained or made).

                                  ARTICLE VII

                            COVENANTS AND AGREEMENTS

7.1  ACCESS TO RECORDS AND PROPERTIES.

     From and after the date hereof until the Closing, the Sellers shall afford
(i) to the Purchaser, its lenders and other financing sources and their respective authorized representatives, including accountants, free and full access at all reasonable times to the assets, business, facilities, properties, books, records (including Tax returns filed and in preparation), customers, consultants, and key employees of, or relating to, the Sellers in order that the Purchaser has the full opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Sellers, and the Sellers shall cooperate fully in connection therewith and (ii) the Accountants, free and full access at all reasonable times to the records of the independent certified public accountants of the Parent and the Sellers relating to the Sellers. The investigation contemplated by this SECTION 7.1 shall not affect or otherwise diminish or obviate in any respect any of the representations and warranties or the indemnification obligations of the Sellers contained in this Agreement. The parties hereto agree to use their reasonable efforts to minimize any disruption to any other party's business in connection with the conduct of the due diligence process contemplated herein.

7.2  CONDUCT OF THE BUSINESS.

     From and after the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to ARTICLE XI, the Sellers shall:

            (i) conduct their business substantially as presently operated and only in the ordinary course consistent with past practice;

            (ii) not enter into any transaction other than in the ordinary course of business, or any transaction which is not at arms-length with unaffiliated third Persons, or any transaction with any affiliated third Person;

            (iii)  not dispose of any material assets;

            (iv) use commercially reasonable efforts to (A) maintain their business, assets, relations with present employees, customers and suppliers, licenses and operations as an ongoing business and preserve its goodwill, in accordance with past custom and (B) to satisfy each of the closing conditions set forth in ARTICLE VIII;

            (v) not issue or sell any shares of any capital stock or issue or sell any securities convertible into, exercisable or exchangeable for or options or warrants to purchase or rights to subscribe for, any shares of any of their capital stock, or enter into any agreement, contract or other commitment to do any of the foregoing;

            (vi) not declare or pay any dividend or distribution on or with respect to their capital stock, not change the number of authorized shares of their capital stock or reclassify, combine, split, subdivide or redeem or otherwise repurchase any of its capital stock, or issue, deliver, pledge or encumber any additional capital stock or other securities equivalent to or exchangeable for capital stock or enter into any Contract to do any of the foregoing;

            (vii) not take or omit to take any action which would result in the representations and warranties contained in this Agreement and the Related Documents being untrue on the Closing Date, other than such action as shall have been previously agreed to in writing by the parties hereto or is otherwise expressly contemplated herein;

            (viii) not delay or postpone the payment of accounts payable and other obligations and liabilities or accelerate the collection of accounts receivable, other than in the ordinary course of business consistent with past custom and practice; and

            (ix) cause all employee bonuses and incentive compensation to be calculated and paid consistent with normal payment practices.

7.3  EFFORTS TO CONSUMMATE.

     Subject to the terms and conditions of this Agreement, each party shall use commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things required under all applicable Laws, in order to consummate the transactions contemplated hereby.

7.4  PROPRIETARY INFORMATION.

     All confidential or proprietary information or work product relating to the Business which is known to the Sellers as of the Closing Date will be the sole property of the Sellers. The Sellers agree that they will not use or disclose such information or work product except for the benefit of the Sellers and their successors and assigns and the Sellers will take reasonable steps to protect such information and work product from misuse, loss, theft or accidental disclosure.

7.5  NOTICE OF PROSPECTIVE BREACH.

     Each party shall immediately notify the other parties in writing upon the occurrence, or the failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (i) any representation or warranty of such party that is contained in this Agreement or any Related Document to be untrue or inaccurate in any respect at any time from the date of this Agreement to the Closing as if such representation and warranty were made at such time or
(ii) any failure of any party hereto to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under this Agreement.

7.6  PUBLIC ANNOUNCEMENTS.

     The Sellers and the Purchaser agree that, except (i) as otherwise required by Law and (ii) for disclosure to their respective directors, officers, employees, financial advisors, financing sources, legal counsel, independent certified public accountants or other agents, advisors or representatives on a need-to-know basis and with whom such party has a confidential relationship, they will not issue any reports, statements or releases, in each case pertaining to this Agreement or any Related Document to which they are a party or the transactions contemplated hereby or thereby, without the prior written consent of the Sellers and the Purchaser, which consent shall not unreasonably be withheld or delayed.

7.7  EXCHANGE PROCEEDS.

     If, between the date hereof and the Closing, the Sellers receive any proceeds in consideration for the exchange of any of its assets, whether from the sale of any such assets, from insurance proceeds payable on account of any loss or casualty to such assets, any proceeds from the taking of such assets pursuant to the power of eminent domain, or any other proceeds from whatever source relating to the disposition of such assets (the "EXCHANGE PROCEEDS"), the Sellers shall promptly notify the Purchaser of such receipt of such Exchange Proceeds and shall consult with the Purchaser with respect to the application of any such Exchange Proceeds.

7.8  NONCOMPETITION COVENANT OF SELLERS.

          (a) Each of the Parent and the Sellers acknowledges and agrees that as a mutual condition to the respective obligations of the parties at the Closing, as a material inducement to the Purchaser to enter into and perform its obligations hereunder and in consideration of the payments to be received by the Sellers under this Agreement, none of the Sellers or the Parent shall, without the prior written consent of the Purchaser, at any time during the period beginning on the Closing Date and ending on the fifth anniversary thereof, (i) directly or indirectly engage in, represent in any way, or be connected with, any Purchaser Competing Business (as defined below), whether such engagement shall be as an officer, director, owner, employee, partner, affiliate or other participant in any Purchaser Competing Business, (ii) assist others in engaging in any Purchaser Competing Business in the manner described in clause (i) above,
(iii) induce other employees of the Purchaser or any of its respective subsidiaries or Affiliates to terminate their employment with the Purchaser or any of its respective subsidiaries or Affiliates or to engage in any Purchaser Competing Business or (iv) induce any customer, vendor or agent or any other Person with which the Purchaser or its respective subsidiaries or Affiliates has a business relationship, contractual or otherwise, to terminate or alter such business relationship. This covenant is considered an integral part of this Agreement. The foregoing restriction shall not apply to the ownership of publicly traded securities which represent less than 5% of the ownership interests of the issuer.

          (b) As used herein, the term "Purchaser Competing Business" shall mean any business conducted which is within a fifty (50) mile radius of the locations specified on SCHEDULE 1.1(a) which is engaged in the business of providing supplemental staffing and/or out of residence private duty staffing.


7.9  LOUISIANA NONCOMPETITION.

          (a) The parties hereto acknowledge that the Purchaser is acquiring the Business of the Sellers at the locations set forth on SCHEDULE 1.1(a)(ii) hereto in the State of Louisiana.

          (b) The parties hereto further agree that with respect to the private-duty Medicaid patients and certain other types of patients, all of which are listed on SCHEDULE 7.9 attached hereto (the "Louisiana Patients"):

            (i) the Parent and Sellers represent that the care and service of the Louisiana Patients requires a license granted by a Governmental Entity;

            (ii) the Purchaser agrees to provide services with respect to the Louisiana Patients pursuant to the Sub-Contract Agreement, by and among the Purchaser, the Parent and/or its Affiliates, in substantially the form of EXHIBIT D hereto (the "Sub-Contract Agreement"); and

            (iii) all private-duty intercompany billing will be billed by the Purchaser to an outside payor (whether public or private) to the extent such billing is reasonably practicable to do so.

7.10 NON-INTERFERENCE WITH HIRING.

          (a) The Purchaser agrees that for a period of one (1) year, it will not hire or solicit with the intent of hiring any employees, including, without limitation, any branch administrative staff and field employees, of Nursing and Staffing who are employed by Nursing or Staffing at the time of Closing or who have been employed by Nursing or Staffing in the six month period prior to Closing.

          (b) Each of the Sellers and Parent agree that for a period of one (1) year, it will not hire or solicit with the intent of hiring any employees, including, without limitation, any branch administrative staff and field employees, of the Purchaser or the Business who are employed by the Purchaser or the Business at the time of Closing or who have been employed by the Purchaser or the Business in the six month period prior to Closing.

7.11 ALLOCATION OF THE PURCHASE PRICE.

     The Purchase Price shall be allocated to the Purchased Assets in accordance with the allocation set forth in EXHIBIT E (the "Statement of Allocation"). At the Closing, the Sellers shall:

          (a) complete and execute a Form 8594 Asset Acquisition Statement Under
Section 1060 of the Code, consistent with the Statement of Allocation; and

          (b) deliver a copy of such form to the Purchaser; and

          (c) file a copy of such form with its Tax returns, as the case may, for the period which includes the Closing.

7.12 CONTINGENT PAYMENT.

     Each of the Purchaser and the Parent hereby agree that in connection with the contingent payment of the purchase price for Staffcore Staffing Services of Oklahoma City, Oklahoma, such contingent payment shall be paid 50% by each of the Purchaser and the Parent, provided that the Purchaser's obligation hereunder shall not exceed $10,000.

7.13 USE OF INTELLECTUAL PROPERTY, SHARED ASSETS.

          (a) The parties hereto agree that the Purchaser shall have the right to use, and the Business shall continue to use, all Intellectual Property Rights currently used in the Business for a period of ninety (90) days following the Closing.

          (b) The parties hereto agree that the Purchaser shall have access to, and the Business shall continue to have access to, all telecommunications equipment which are Shared Assets for a period of ninety (90) days. To the extent that equipment which are Shared Assets consists of information systems hardware, the Purchaser shall use commercially reasonable efforts to replace such equipment in ninety (90) days of the Closing.

          (c) The Parent and the Sellers will provide timely technical support to the Purchaser to set-up and install licensed software on new equipment which the Purchaser will need to purchase or equipment which has to be moved to another location which move shall be only once with respect to each location and within ninety (90) days of the Closing.

7.14 JOINT SERVICES; PAYMENT FOR JOINT SERVICES.

          (a) The Parent shall maintain, for the benefit of the Purchaser and under the supervision of Mike McCall, President of Supplemental Staffing of the Parent (or a designee which shall be mutually agreed upon by both Parent and the Purchaser, and which agreement shall not be unreasonably withheld), a central call center service for off-hours, holiday and weekend staffing support (the "Central Call Center") and will continue to operate such service for period of ninety (90) days after the Closing. In consideration of such services, the Purchaser agrees to reimburse the Parent for 37% of the cost of the Central Call Center, based upon consistent accounting practices employed by the Parent to date. Such payment by the Purchaser to the Parent shall be made within thirty
(30) days after receipt of statement relating to the operation of the Central Call Center and reasonable supporting documentation as may be requested by the Purchaser. The Purchaser may cancel the aforementioned sharing arrangement prior to the expiration of the current term, provided that the Purchaser provides thirty (30) days prior notice to the Parent and agrees to pay a pro rata amount of the expenses of the Central Call Center. The Purchaser shall have an option to renew its use of the Central Call Center for a period of an additional sixty (60) days and shall reimburse the Parent for 75% of the cost of the Central Call Center; provided, that the Purchaser shall provide thirty (30) days prior written notice to the Parent and the Parent shall have consented to such extension (which consent shall not be unreasonably withheld). Notwithstanding anything to the contrary contained herein, the Purchaser shall continue to have access to those phone numbers used in connection with the Business.

          (b) The Purchaser shall pay the Parent a monthly fee of $8,500 for payroll ledger, payroll/billing, accounts receivable, cash applications, temporary branch payroll services, and technical support for all software licensed. Such payments shall be for an initial period of ninety (90) days from the Closing with an option on the part of the Purchaser to renew for a period of sixty (60) days on the same terms; provided, that the Purchaser shall provide thirty (30) days prior written notice to the Parent and the Parent shall have consented to such extension (which consent shall not be unreasonably withheld). The Purchaser may cancel the aforementioned services arrangement prior to the expiration of the current term, provided that the Purchaser provides thirty (30) days prior notice to the Parent and agrees to pay a pro rata amount of the expenses mentioned above.

7.15 LANDLORD CONSENTS.

          (a) With respect to the real property identified on SCHEDULE 5.9(a) hereto, Parent agrees to use all reasonable efforts to obtain any required consent of the landlord thereunder.

          (b) Until such consent is obtained, Parent agrees to remain the tenant of record and to operate said premises as agent for the Purchaser, at the Purchaser's instruction and expense.

          (c) If (i) required by action of landlord, or (ii) in any event if within 90 days of Closing, such consents are not obtained, the Purchaser, at its option, may relocate and the Parent shall be responsible for all our of pocket expenses incurred by the Purchaser in connection with such relocation.

                                  ARTICLE VIII

                               CLOSING CONDITIONS

8.1  CONDITIONS TO EACH PARTY'S OBLIGATIONS.

     The respective obligations of the parties to consummate the transactions contemplated hereby are subject to the satisfaction prior to the Closing Date of the following conditions unless waived (to the extent such conditions can be waived) by the Sellers or the Purchaser, as applicable:

          (a) APPROVALS. All authorizations, consents, Orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated hereby shall have been obtained or made.

          (b) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court or Governmental Entity of competent jurisdiction nor other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

          (c) ACTIONS AND STATUTES. No action, suit or proceeding shall have been taken or threatened, and no statute, rule, regulation or Order shall have been enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement or the Related Documents by any Governmental Entity that would (i) make the consummation of the transactions contemplated hereby or thereby illegal or substantially delay the consummation of any material aspect of the transactions contemplated hereby or thereby or (ii) render any party unable to consummate the transactions contemplated hereby or thereby.

8.2  CONDITIONS TO OBLIGATIONS OF THE PURCHASER.

     The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, unless waived (to the extent such conditions can be waived) by the
Purchaser:

          (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by the Sellers and the Parent in this Agreement and the Related Documents shall be true and correct in all material respects as of the Closing Date with the same effect as if such representations and warranties had been made at and as of the Closing Date, and the Purchaser shall have received a certificate to that effect signed by the Sellers and the Parent

          (b) PERFORMANCE OF OBLIGATIONS. The Sellers shall have performed in all material respects all obligations and covenants required to be performed by each of them under this Agreement and the Related Documents as of the Closing Date, and the Purchaser shall have received a certificate to that effect signed by the Sellers.

          (c) AUTHORIZATION. All action necessary to authorize the execution, delivery and performance of this Agreement and the Related Documents by the Sellers and the consummation of the transactions contemplated hereby and thereby, including requisite shareholder approvals, shall have been duly and validly taken by the Sellers, and the Sellers shall have the full power and right to consummate the transactions contemplated hereby and thereby on the terms provided herein and therein.

          (d) CONSENTS AND APPROVALS. The Purchaser shall have received duly executed copies of all consents and approvals required for or in connection with the execution and delivery, by the Sellers, of this Agreement and each of the Related Documents to which any of them may be parties, the consummation of the transactions contemplated hereby and thereby, and the continued conduct of the Business as previously conducted (including any material consent identified on SCHEDULE 5.3), in form and substance reasonably satisfactory to the Purchaser and its counsel.

          (e) CONSENT OF LENDER. The Purchaser shall have obtained, on terms and conditions reasonably satisfactory to the Purchaser, approval of the acquisition of the Business by the Purchaser, including any financing thereof, if necessary.

          (f) DUE DILIGENCE. The Purchaser and its representatives shall have completed their business and legal due diligence review of the Sellers and shall be satisfied with the results thereof in the Purchaser's sole discretion.

          (g) ABSENCE OF MATERIAL ADVERSE CHANGE. Since the Latest Balance Sheet Date, there shall have been no Material Adverse Change in the Business of the Sellers.

          (h) RELATED DOCUMENTS. Each of the following documents (each, a "RELATED DOCUMENT," and collectively, the "RELATED DOCUMENTS") shall have been executed and delivered by the parties thereto and the transactions contemplated thereby to be completed at or prior to the Closing substantially consummated or effected, as the case may be, in accordance with the terms thereof:

            (i) ESCROW AGREEMENT. Each of the Purchaser, the Sellers and the Parent shall have executed and delivered the Purchase Price Escrow Agreement;

            (ii) SUB-CONTRACT AGREEMENT. Each of the Purchaser, the Sellers and the Parent shall have executed and delivered the Sub-Contract Agreement; and

            (iii) SOFTWARE LICENSE AGREEMENT. Each of the Purchaser and the Parent shall have executed and delivered the Agreement for License of Computer Software System, substantially in the form attached hereto as EXHIBIT F.

          (i) SELLER CERTIFICATES. Each of the following certificates shall have been executed and/or delivered, as the case may be, by the Person who or which is the subject thereof:

            (i) a certificate of the secretary of each Seller, dated as of the Closing Date, certifying (i) that true and complete copies of such Seller's Charter Documents as in effect on the Closing Date are attached thereto, (ii) as to the incumbency and genuineness of the signatures of each officer of such Person executing this Agreement and the Related Documents on behalf of such Person; and (iii) the genuineness of the resolutions (attached thereto) of the board of directors or similar governing body of such Person authorizing the execution, delivery and performance of this Agreement and the Related Documents to which such Person is a party and the consummation of the transactions contemplated hereby and thereby; and

            (ii) a certificate signed by each Seller, dated as of the Closing Date, and certifying as to (A) the accuracy of the representations and warranties of such Seller contained herein, as contemplated by SECTION 9.2(a), and (B) the performance of the covenants of such Seller contained herein, as contemplated in SECTION 9.2(b).

8.3  CONDITIONS TO OBLIGATIONS OF THE SELLERS.

     The obligations of the Sellers to consummate the transactions contemplated by this Agreement at the Closing are subject to the satisfaction of the following conditions unless waived (to the extent such conditions can be waived) by the Sellers:

          (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by the Purchaser in this Agreement and the Related Documents shall be true and correct in all material respects at and as of the Closing Date with the same effect as if such warranties and representations had been made at and as of the Closing Date, and the Sellers shall have received a certificate to that effect signed by a principal executive officer of the Purchaser.

          (b) PERFORMANCE OF OBLIGATIONS OF THE PURCHASER. The Purchaser shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement and the Related Documents prior to or as of the Closing Date and the Sellers shall have received a certificate to that effect signed by a principal executive officer of the Purchaser.

          (c) AUTHORIZATION. All action necessary to authorize the execution, delivery and performance of this Agreement and the Related Documents by the Purchaser and the consummation of the transactions contemplated hereby and thereby, including the requisite shareholder approvals (if any), shall have been duly and validly taken and the Purchaser shall have full power and right to consummate the transactions contemplated hereby and thereby on the terms provided herein.

          (d) CONSENTS AND APPROVALS. The Sellers shall have received duly executed copies of all consents and approvals required for or in connection with the execution and delivery by the Purchaser of this Agreement and each of the Related Documents to which it may be a party and the consummation of the transactions contemplated hereby and thereby, in form and substance reasonably satisfactory to the Sellers.

          (e) RELATED DOCUMENTS. Each of the Related Documents to which the Purchaser is a party shall have been executed and/or delivered by the Purchaser and the transactions contemplated thereby to be completed at or prior to the Closing shall have been substantially consummated or effected, as the case may be, in accordance with the terms thereof.

          (f) PURCHASER CERTIFICATES. Each of the following certificates shall have been executed and/or delivered, as the case may be, by the Person who or which is the subject thereof:

            (i) a certificate of the secretary of the Purchaser, dated as of the Closing Date, certifying (A) that true and complete copies of the Purchaser's Charter Documents as in effect on the Closing Date are attached thereto, (B) as to the incumbency and genuineness of the signatures of each officer of such Person executing this Agreement and the Related Documents on behalf of the Purchaser; and (C) the genuineness of the resolutions (attached thereto) of the board of directors or similar governing body of the Purchaser authorizing the execution, delivery and performance of this Agreement and the Related Documents to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby; and

            (ii) a certificate signed by a principal executive officer of Purchaser dated as of the Closing Date, and certifying as to (A) the accuracy of the representations and warranties of the Purchaser contained herein, as contemplated by SECTION 8.3(A) hereof and (B) the performance of the covenants of the Purchaser contained herein, as contemplated in SECTION 8.3(B) hereof.

                                   ARTICLE IX

                                INDEMNIFICATION

9.1  GENERALLY.

          (a) Subject to the further provisions of this ARTICLE IX, the Sellers and the Parent shall indemnify the Purchaser Indemnified Persons for, and hold each of them harmless from and against, any and all Purchaser Losses arising from or in connection with any of the following:

            (i) the untruth, inaccuracy or breach of any representation or warranty of the Sellers or the Parent contained herein (excluding SECTIONS
  5.18 and 5.19) or in any certificate delivered by the Sellers in connection herewith at or before the Closing (or any facts or circumstances constituting any such untruth, inaccuracy or breach);

            (ii) the breach of any agreement or covenant of the Sellers contained in this Agreement;

            (iii)  any and all Special Tax Losses;

            (iv) any and all Excluded Liabilities; and

            (v) the untruth, inaccuracy or breach of any representation or warranty of SECTION 5.18 or 5.19.

          (b) Subject to the further terms of this ARTICLE IX, the Purchaser agrees to indemnify the Seller Indemnified Persons for, and hold each of them harmless from and against, any and all Seller Losses arising from or in connection with any of the following:

            (i) the untruth, inaccuracy or breach of any representation or warranty of the Purchaser contained herein or any certificate delivered by the Purchaser in connection herewith at or before the Closing (or any facts or circumstances constituting any such untruth, inaccuracy or breach);

            (ii) the breach of any agreement or covenant of the Purchaser contained in this Agreement; and

            (iii)  any and all Assumed Liabilities.

9.2  ASSERTION OF CLAIMS.

     No claim shall be brought for a breach of a representation or warranty under SECTION 9.1 hereof unless the Indemnified Persons, or any of them, at any time prior to the applicable Survival Date, give the Indemnifying Persons (a) written notice of the existence of any such claim, specifying the nature and basis of such claim and the amount thereof, to the extent known or (b) written notice pursuant to SECTION 9.3 of any Third Party Claim, the existence of which might give rise to such a claim. Upon the giving of such written notice as aforesaid, the Indemnified Persons, or any of them, shall have the right to commence legal proceedings subsequent to the Survival Date for the enforcement of their rights under SECTION 9.1.

9.3  NOTICE AND DEFENSE OF THIRD PARTY CLAIMS.

     The obligations and liabilities of an Indemnifying Person with respect to Losses resulting from the assertion of liability by third parties (each, a "THIRD PARTY CLAIM") shall be subject to the following terms and conditions:

          (a) The Indemnified Persons shall promptly give written notice to the Indemnifying Persons of any Third Party Claim which might give rise to any Loss by the Indemnified Persons, stating the nature and basis of such Third Party Claim, and the amount thereof to the extent known; provided, however, that no delay on the part of the Indemnified Persons in notifying any Indemnifying Persons shall relieve the Indemnifying Persons from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Person thereby is prejudiced by the delay. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including any summons, complaint or other pleading which may have been served, any written demand or any other document or instrument.

          (b) If the Indemnifying Persons shall acknowledge in a writing delivered to the Indemnified Persons that such Third Party Claim is properly subject to their indemnification obligations hereunder, then the Indemnifying Persons shall have the right to assume the defense of any Third Party Claim at their own expense and by their own counsel, which counsel shall be reasonably satisfactory to the Indemnified Persons; provided, however, that the Indemnifying Persons shall not have the right to assume the defense of any Third Party Claim, notwithstanding the giving of such written acknowledgment, if (i) the Indemnified Persons shall have been advised by counsel that there are one or more legal or equitable defenses available to them which are different from or in addition to those available to the Indemnifying Persons, and, in the reasonable opinion of the Indemnified Persons, counsel for the Indemnifying Persons could not adequately represent the interests of the Indemnified Persons because such interests could be in conflict with those of the Indemnifying Persons, (ii) such action or proceeding involves, or could have a material effect on, any material matter beyond the scope of the indemnification obligation of the Indemnifying Persons or (iii) the Indemnifying Persons shall not have assumed the defense of the Third Party Claim in a timely fashion.

          (c) If the Indemnifying Persons shall assume the defense of a Third Party Claim (under circumstances in which the proviso to the first sentence of SECTION 9.3(b) is not applicable), the Indemnifying Persons shall not be responsible for any legal or other defense costs subsequently incurred by the Indemnified Persons in connection with the defense thereof. If the Indemnifying Persons do not exercise their right to assume the defense of a Third Party Claim by giving the written acknowledgment referred to in SECTION 9.3(b), or are otherwise restricted from so assuming by the proviso to the first sentence of
SECTION 9.3(b), the Indemnifying Persons shall nevertheless be entitled to participate in such defense with their own counsel and at their own expense. If the defense of a Third Party Claim is assumed by the Indemnified Persons pursuant to clause (i) or (ii) of the proviso to the first sentence of SECTION 9.3(b), the Indemnified Persons shall not be entitled to settle such Third Party Claim without the prior written consent of the Indemnifying Persons, which consent shall not be unreasonably withheld or delayed.

          (d) If the Indemnifying Persons exercise their right to assume the defense of a Third Party Claim pursuant to clause (i) or (ii) of SECTION 9.3(b),
(i) the Indemnified Persons shall be entitled to participate in such defense with their own counsel at their own expense and (ii) the Indemnifying Persons shall not make any settlement of any claims without the written consent of the Indemnified Persons, which consent shall not be unreasonably withheld or delayed.

9.4  SURVIVAL  OF  REPRESENTATIONS  AND  WARRANTIES.

     Subject to the further provisions of this SECTION 9.4, indemnification with respect to the representations and warranties of the Sellers and the Parent contained in this Agreement or in any certificate or other writing delivered in connection with this Agreement shall survive the Closing until March 31, 2000; provided, however, that the representations and warranties contained in SECTIONS 5.1 through 5.3, shall survive indefinitely and the indemnification set forth in SECTION 9.1(iii) and 9.1(iv) shall survive for 5 years. The covenants and other agreements of the Sellers contained in this Agreement shall survive the Closing Date until they are otherwise terminated by their terms. The covenants and other agreements of the Purchaser contained in this Agreement shall survive the Closing Date until they are otherwise terminated by their terms. For convenience of reference, the date upon which any representation or warranty contained herein shall terminate, if any, is referred to herein as the "SURVIVAL DATE".

9.5  LIMITATIONS ON INDEMNIFICATION.

          (a) INDEMNITY BASKETS FOR THE SELLERS. From and after the Closing, the Purchaser Indemnified Persons shall not have the right to be indemnified for breaches of representations and warranties of the Sellers and the Parent pursuant to SECTION 9.1(a)(i) unless and until the Purchaser Indemnified Persons (or any member thereof) shall have incurred on a cumulative basis aggregate Losses in an amount exceeding (and then only to the extent exceeding) $50,000; provided, however, that in no event shall the limitations set forth in this
SECTION 9.5(a) apply with respect to the representations and warranties set forth in SECTIONS 5.1, 5.2, 5.3, 5.5 and 5.15 (collectively, the "Excluded Representations") and willful or knowing breaches.

          (b) INDEMNITY LIMITATIONS FOR THE SELLERS AND THE SHAREHOLDERS. From and after the Closing, the sum of all Losses pursuant to which indemnification is payable by any of the Sellers and the Parent pursuant to SECTION 9.1(a)(1) with respect to the representations and warranties of the Sellers and the Parent set forth in ARTICLE V (other than the Excluded Sellers Representations) shall not exceed $750,000; provided, however, that in no event shall the limitations set forth in this SECTION 9.5(b) apply with respect to any Losses resulting from any regulatory matter or willful or knowing breach of any of the foregoing representations and warranties.

                                   ARTICLE X

                       TERMINATION; EFFECT OF TERMINATION

10.1 TERMINATION.

     This Agreement may be terminated at any time prior to the Closing by:

            (i) the mutual consent of the Purchaser and the Sellers; or

            (ii) the Purchaser, if there has been a breach by the Sellers or the Parent of any representation, warranty, covenant or agreement set forth in this Agreement; or

            (iii) the Sellers, if there has been a breach by the Purchaser of any representation, warranty, covenant or agreement set forth in this Agreement; or

            (iv) the Purchaser, if the conditions set forth in SECTION 8.1 or
  8.2 shall not have been satisfied or waived by the Purchaser by September 15, 1998; or

            (v) the Sellers, if the conditions set forth in SECTION 8.1 or 8.3 shall not have been satisfied or waived by the Sellers by September 15, 1998; or

            (vi) the Purchaser or the Sellers if any permanent injunction or other Order of a court or other competent authority preventing the Closing shall have become final and non-appealable;

provided, however, that neither the Purchaser nor the Sellers shall be entitled to terminate this Agreement pursuant to CLAUSE (iv) or CLAUSE (v) of this
SECTION 10.1 if such party's breach (or, with respect to such termination by the Sellers) of this Agreement has prevented the satisfaction of any such condition. Any termination pursuant to CLAUSE (i) of SECTION 10.1 shall be effected by a written instrument signed by the Purchaser and the Sellers, and any termination pursuant to this SECTION 10.1 (other than a termination pursuant to CLAUSE (i) of SECTION 10.1) shall be effected by written notice from the party or parties so terminating to the other parties hereto, which notice shall specify the Section of this Agreement pursuant to which this Agreement is being terminated.



10.2 EFFECT OF TERMINATION.

     In the event of the termination of this Agreement as provided in SECTION 10.1, this Agreement shall be of no further force or effect, except for this
SECTION 10.2 and SECTION 11, each of which shall survive the termination of this Agreement; provided, however, that the Liability of any party for any breach by such party of the representations, warranties, covenants or agreements of such party set forth in this Agreement occurring prior to the termination of this Agreement shall survive the termination of this Agreement and, in addition, in the event of any action for breach of contract in the event of a termination of this Agreement, the prevailing party shall be reimbursed by the other party to the action for reasonable attorneys' fees and expenses relating to such action.

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

11.1 AMENDMENT.

     This Agreement may not be altered or otherwise amended except pursuant to an instrument in writing signed by each party, except that any party may waive any obligation owed to it by another party under this Agreement. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.2 ENTIRE  AGREEMENT.

     This Agreement and the other agreements and documents referenced herein (including, but not limited to, the schedules and the exhibits (in their executed form) attached hereto) and any other document or agreement contemporaneously entered into this Agreement contain all of the agreements among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements or understandings among the parties with respect thereto (including the Letter of Intent dated as of August 6, 1998, among Parent and the Purchaser).

11.3 SEVERABILITY.

     It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the Law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

11.4 BENEFITS OF AGREEMENT.

     All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the foregoing. Notwithstanding anything contained herein to the contrary, this Agreement shall not be assignable by the Sellers prior to the Closing, without the express, written consent of the Purchaser. The Purchaser may, without the consent of any other party hereto, (i) assign any or all of its rights and interests hereunder to one or more of its wholly-owned Affiliates and designate one or more of its wholly-owned Affiliates to perform its obligations hereunder and (ii) assign any or all of its rights and interests hereunder as security for any obligations arising in connection with the financing of the transactions contemplated hereby, in any or all of which cases the Purchaser nonetheless shall remain responsible for the performance.

11.5 EXPENSES; BROKERS FEES.

     Except as otherwise provided in this Agreement, the Purchaser on the one hand and the Sellers on the other hand shall each bear their own expenses incurred in connection with this Agreement and the Related Documents (including the legal and due diligence fees, costs and expenses incurred by such party).

11.6 REMEDIES.

     The parties shall each have and retain all rights and remedies existing in their favor under this Agreement, at law or in equity, including rights to bring actions for specific performance and injunctive and other equitable relief (including the remedy of rescission) to enforce or prevent a breach or violation of any provision of this Agreement. All such rights and remedies shall, to the extent permitted by applicable Law, be cumulative and a party's pursuit of any such right or remedy shall not preclude such party from exercising or pursuing any other available right or remedy.

11.7      NOTICES.

     All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, telecopied, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a) if to the Sellers prior to the Closing, to:

                    Amedisys, Inc.
                    3029 South Sherwood Forest Blvd., Suite 300
                    Baton Rouge, LA  70816
                    Attention:  Mitchel Morel
                                Chief Financial Officer
                    Telephone No.:  (504) 292-2031
                    Facsimile No.:  (504) 292-8163

                    with a copy to:

                    Amedisys, Inc.
                    3029 South Sherwood Forest Blvd., Suite 300
                    Baton Rouge, LA  70816
                    Attention:  Michael D. Lutgring, Esq.
                                General Counsel
                    Telephone No.:  (504) 292-2031
                    Facsimile No.:  (504) 292-8163


            (b) if to the Purchaser or, after the Closing, the Sellers, to:

                    Nursefinders, Inc.
                    1200 Copeland Road, Suite 200
                    Arlington, TX  76001
                    Attention:  Neal R. Ostman
                                Chief Financial Officer
                    Telephone No.:  (817) 460-1181
                    Facsimile No.:  (817) 462-9128
                    with a copy to:

                    O'Sullivan Graev & Karabell, LLP
                    30 Rockefeller Plaza, 24th Floor
                    New York, NY  10112
                    Attention:  John M. Scott, Esq.
                    Telephone No.:  (212)  480-2485
                    Facsimile No.:  (212)  728-5950


All such notices and other communications shall be deemed to have been given and received (i) in the case of personal delivery, on the date of such delivery,
(ii) in the case of delivery by telecopy, on the date of such delivery, (iii) in the case of delivery by nationally-recognized, overnight courier, on the Business Day following dispatch, and (iv) in the case of mailing, on the third Business Day following such mailing.

11.8 COUNTERPARTS.

     This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement.

11.9 GOVERNING  LAW.

     THIS AGREEMENT SHALL BE A CONTRACT MADE UNDER, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ANY OTHERWISE APPLICABLE CONFLICT OF LAW PRINCIPLES THEREOF. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED DOCUMENT.

11.10     INDEPENDENCE OF COVENANTS AND REPRESENTATIONS AND WARRANTIES.

     All covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached shall not affect the incorrectness of or a breach of a representation and warranty hereunder.

11.11     INTERPRETATION; CONSTRUCTION.

     The term "AGREEMENT" means this agreement together with all schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. In this Agreement, the term "BEST KNOWLEDGE" of any Person means (i) the actual knowledge of such Person and (ii) that knowledge which should have been acquired by such Person after making such due inquiry and exercising such due diligence as a prudent businessperson would have made or exercised in the management of his or her business affairs, including due inquiry of those officers, directors, key employees and professional advisers (including attorneys, accountants and consultants) of such Person who could reasonably be expected to have actual knowledge of the matters in question. The use in this Agreement of the term "including" means "including, without limitation." The words "herein", "hereof", "hereunder", "hereby", "hereto", "hereinafter", and other words of similar import refer to this Agreement as a whole, including the schedules and exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular article, section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to articles, sections, subsections, clauses, paragraphs, schedules and exhibits mean such provisions of this Agreement and the schedules and exhibits attached to this Agreement, except where otherwise stated. The title of and the article, section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Accounting terms used but not otherwise defined herein shall have the meanings given to them under GAAP. Unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date. For example, one month following February 18 is March 18, and one month following March 31 is May 1.

                           *     *     *     *     *

     IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first written above.

                              THE PURCHASER:

                              NURSEFINDERS, INC.

                              By:  _________________________________
                                   Name:
                                   Title:

                              THE SELLERS:

                              AMEDISYS STAFFING SERVICES, INC.

                              By:  _________________________________
                                   Name:
                                   Title:

                              AMEDISYS NURSING SERVICES, INC.


                              By:  _________________________________
                                   Name:
                                   Title:

                              AMEDISYS HOME HEALTH, INC.


                              By:  _________________________________
                                   Name:
                                   Title:

                              THE PARENT:

                              AMEDISYS, INC.

                              By:  _________________________________
                                   Name:
                                   Title:

                                    ANNEX I


                              CERTAIN DEFINITIONS

     "ACQUISITION PROPOSAL" means any offer, proposal or indication of interest in (i) the direct or indirect acquisition of all or any material part of the Parent or its subsidiaries, (ii) a merger, consolidation or other business combination directly or indirectly involving the Parent or its subsidiaries or
(iii) the direct or indirect acquisition of any capital stock of the Parent or its subsidiaries.

     "AFFILIATE" means, with respect to any Person, (i) a director, officer or shareholder of such Person, (ii) a spouse, parent, sibling or descendant of such Person (or spouse, parent, sibling or descendant of any director or executive officer of such Person), and (iii) any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

     "BUSINESS DAY" means any day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York are not required to be open.

     "CAPITAL LEASE" means any obligation to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person as of such date computed in accordance with GAAP.

     "CHARTER DOCUMENTS" means, as to any corporation, the articles, certificate or memorandum of incorporation or association of such corporation, the by-laws of such corporation, and each other instrument or other document governing such corporation's existence and internal affairs, in each case as amended and restated and in effect at the time in question.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "CONTRACT" means any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, purchase order or other agreement, commitment, instrument, permit, concession, franchise or license.

     "CONTROL" means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "ENCUMBRANCES" shall mean and include security interests, mortgages, liens, pledges, charges, easements, reservations, restrictions, rights of way, servitudes, options, rights of first refusal, community property interests, equitable interests, restrictions of any kind and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money.

     "ENVIRONMENTAL, HEALTH AND SAFETY LAWS" means all Laws, Permits, Orders and Contracts and all common law relating to or addressing pollution or protection of the environment, public health and safety, or employee health and safety, including, but not limited to, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

     "ERISA" mean the Employee Retirement Income Security Act of 1974, as amended.

     "FUNDED INDEBTEDNESS" means, without duplication, the aggregate amount (including the current portions thereof) of all (i) indebtedness for money borrowed from others (including any prepayment and similar penalties) and purchase money indebtedness (other than accounts payable in the ordinary course); (ii) indebtedness of the type described in clause (i) above guaranteed, directly or indirectly, in any manner by the Parent or its subsidiaries or in effect guaranteed, directly or indirectly, in any manner by the Parent or its subsidiaries through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of the indebtedness against loss (any such arrangement being hereinafter referred to as a "GUARANTY") (but the term "Guaranty" shall exclude endorsements of checks and other instruments in the ordinary course); (iii) all indebtedness of the type described in clause (i) above secured by any Encumbrance upon property owned by the Parent or its subsidiaries even though the Parent or its subsidiaries has not in any manner become liable for the payment of such indebtedness; (iv) Capital Leases and (v) all interest expense and other charges accrued but unpaid, and all prepayment premiums, on or relating to any of such indebtedness. Funded Indebtedness of the Parent or its subsidiaries as of the date hereof is set forth on SCHEDULE 5.11 hereof.

     "GAAP" means generally accepted accounting principles in the United States as promulgated by the AICPA applied on a basis consistent with the preparation of the Audited Financial Statements.

     "GOVERNMENTAL ENTITY" means any governmental authority or instrumentality, whether Federal, state, local or foreign and whether legislative, executive, judicial or otherwise.

     "INCOME TAXES" means all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits (including state taxes imposed on subchapter S corporations)).

     "INDEMNIFIED PERSONS" means and includes the Seller Indemnified Persons and/or the Purchaser Indemnified Persons, as the case may be.

     "INDEMNIFYING PERSONS" means and includes the Seller Indemnifying Persons and/or the Purchaser Indemnifying Persons, as the case may be.

     "INTELLECTUAL PROPERTY RIGHTS" means all intellectual property rights, including, patents, patent applications, trademarks, trademark applications, trade names, service marks, service mark applications, trade dress, logos and designs and the goodwill connected with the foregoing, copyrights and copyright applications, know-how, trade secrets, proprietary processes and formulae, confidential information, franchises, licenses, inventions, instructions, marketing materials and all documentation and media constituting, describing or relating to the foregoing, including, manuals, memoranda and records.

     "LAW" means any applicable foreign, federal, state or local law, statute, treaty, rule, directive, regulation, ordinances and similar provisions having the force or effect of law or an Order of any Governmental Entity (including all Environmental, Health and Safety Laws).

     "LIABILITY" means any actual or potential liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

     "LITIGATION EXPENSE" means any out-of-pocket expenses incurred in connection with investigating, defending or asserting any claim, legal or administrative action, suit or Proceeding incident to any matter indemnified against hereunder including, court filing fees, court costs, arbitration fees or costs, witness fees and fees and disbursements of outside legal counsel, investigators, expert witnesses, accountants and other professionals.

     "LOSSES" means any and all losses (including a diminution in the value of the Sellers' capital stock), claims, shortages, damages, expenses (including reasonable attorneys' and accountants' and other professionals' fees and Litigation Expenses), assessments, Taxes (including interest or penalties thereon) and insurance premium increases arising from or in connection with any such matter that is the subject of indemnification under ARTICLE IX.

     "ORDERS" means judgments, writs, decrees, compliance agreements, injunctions or judicial or administrative orders and determinations of any Governmental Entity or arbitrator.

     "PERMITS" means all permits, licenses, authorizations, registrations, franchises, approvals, consents, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Entities.

     "PERMITTED ENCUMBRANCES" means (i) Encumbrances for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which there are adequate reserves on the books, (ii) workers or unemployment compensation liens arising in the ordinary course of business; and (iii) mechanic's, materialman's, supplier's, vendor's or similar liens arising in the ordinary course of business securing amounts that are not delinquent.

     "PERSON" shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

     "PROCEEDINGS" means any action, suit, investigation or proceedings before any Governmental Entity or arbitrator.

     "PURCHASER INDEMNIFIED PERSONS" means and includes the Purchaser and its subsidiaries, their respective successors and assigns, and the respective officers, directors and controlling parties of each of the foregoing; provided, however, that any such Person who was, prior to the Closing Date, an officer, director, employee, Affiliate, successor or assign of the Sellers or the Sellers shall not in such capacity, be a Purchaser Indemnified Person with respect to a breach of this Agreement or any Related Document based on facts or circumstances occurring, or actions taken by such Person, at or prior to the Closing.

     "PURCHASER INDEMNIFYING PERSONS" means the Purchaser and its successors.

     "PURCHASER LOSSES" means any and all Losses sustained, suffered or incurred by any Purchaser Indemnified Person arising from or in connection with any such matter which is the subject of indemnification under ARTICLE IX.

     "SECURITIES" means "SECURITIES" as defined in SECTION 2(1) of the Securities Act.

     "SECURITIES ACT" means the Securities Act of 1933, as amended.

     "SELLER INDEMNIFIED PERSONS" means and includes the Sellers and their respective personal representatives, estates and heirs.

     "SELLER INDEMNIFYING PERSONS" means and includes the Sellers and their respective personal representatives, estates and heirs.

     "SELLER LOSSES" shall mean any and all Losses sustained, suffered or incurred by any Seller Indemnified Person arising from or in connection with any matter which is the subject of indemnification under ARTICLE IX.

     "SPECIAL TAX LOSSES" means any and all Losses sustained, suffered or incurred by any Purchaser Indemnified Person arising from or in connection with Taxes payable by the Parent or its subsidiaries thereof or otherwise in connection with the Business.

     "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "TAXES" means, with respect to any Person, (i) all Income Taxes and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such Person (if any) and (ii) any liability for the payment of any amount of the type described in CLAUSE (i) above as a result of (A) being a "transferee" (within the meaning of Section 6901 of the Code or any other applicable Law) of another Person, (B) being a member of an affiliated, combined or consolidated group or
(C)  a contractual arrangement or otherwise.